EXHIBIT 10.3

EXECUTION VERSION

Deal CUSIP Number: 33763UAH4
Term Loan CUSIP Number: 33763UAJ0

U.S. $1,200,000,000
TERM LOAN CREDIT AGREEMENT
Dated as of December 6, 2016,
Among
FIRSTENERGY CORP.,
as Borrower,

THE BANKS NAMED HEREIN,
as Banks,

and

BANK OF AMERICA, N.A.,
as Administrative Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
MIZUHO BANK, LTD.
JPMORGAN CHASE BANK, N.A.
PNC CAPITAL MARKETS LLC
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
THE BANK OF NOVA SCOTIA
CITIGROUP GLOBAL MARKETS INC.
BARCLAYS BANK PLC
Joint Lead Arrangers

JPMORGAN CHASE BANK, N.A. MIZUHO BANK, LTD. PNC CAPITAL MARKETS LLC Syndication Agents	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. THE BANK OF NOVA SCOTIA CITIBANK, N.A. BARCLAYS BANK PLC Documentation Agents

112461099 v3

TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01. Certain Defined Terms. 1
SECTION 1.02. Computation of Time Periods. 24
SECTION 1.03. Accounting Terms. 24
SECTION 1.04. Terms Generally. 24
ARTICLE II AMOUNTS AND TERMS OF THE ADVANCES
SECTION 2.01. The Advances. 25
SECTION 2.02. Making the Advances. 25
SECTION 2.03. Fees. 26
SECTION 2.04. Repayment of Advances. 27
SECTION 2.05. Interest on Advances. 27
SECTION 2.06. Additional Interest on Advances. 27
SECTION 2.07. Interest Rate Determination. 28
SECTION 2.08. Conversion of Advances. 28
SECTION 2.09. Optional Prepayments. 29
SECTION 2.10. Increased Costs. 29
SECTION 2.11. Illegality. 30
SECTION 2.12. Payments and Computations. 31
SECTION 2.13. Taxes. 32
SECTION 2.14. Sharing of Payments, Etc. 36
SECTION 2.15. Noteless Agreement; Evidence of Indebtedness. 37
SECTION 2.16. Defaulting Lenders. 38
SECTION 2.17. Mitigation Obligations; Replacement of Lenders. 39
ARTICLE III CONDITIONS OF LENDING
SECTION 3.01. Conditions Precedent to Effectiveness and Advances. 40
ARTICLE IV REPRESENTATIONS AND WARRANTIES
SECTION 4.01. Representations and Warranties of the Borrower. 42
ARTICLE V COVENANTS OF THE BORROWER
SECTION 5.01. Affirmative Covenants of the Borrower. 45
SECTION 5.02. Financial Covenants. 49
SECTION 5.03. Negative Covenants of the Borrower. 50
ARTICLE VI EVENTS OF DEFAULT

i

Page

SECTION 6.01. Events of Default. 53
ARTICLE VII THE ADMINISTRATIVE AGENT
SECTION 7.01. Appointment and Authority. 56
SECTION 7.02. Rights as a Lender. 56
SECTION 7.03. Exculpatory Provisions. 56
SECTION 7.04. Reliance by Administrative Agent. 58
SECTION 7.05. Delegation of Duties. 58
SECTION 7.06. Indemnification. 58
SECTION 7.07. Resignation of Administrative Agent. 59
SECTION 7.08. Non-Reliance on Administrative Agent and Other Lenders. 60
SECTION 7.09. No Other Duties, Etc. 60
SECTION 7.10. Administrative Agent May File Proofs of Claim. 61
ARTICLE VIII MISCELLANEOUS
SECTION 8.01. Amendments, Etc. 61
SECTION 8.02. Notices, Etc. 62
SECTION 8.03. Electronic Communications. 63
SECTION 8.04. No Waiver; Remedies. 64
SECTION 8.05. Costs and Expenses; Indemnification. 65
SECTION 8.06. Right of Set-off. 66
SECTION 8.07. Binding Effect. 66
SECTION 8.08. Assignments and Participations. 66
SECTION 8.09. Governing Law. 71
SECTION 8.10. Consent to Jurisdiction; Waiver of Jury Trial. 72
SECTION 8.11. Severability. 72
SECTION 8.12. Entire Agreement. 72
SECTION 8.13. Execution in Counterparts; Electronic Execution of Assignments and Certain Other Documents. 72
SECTION 8.14. USA PATRIOT Act Notice. 73
SECTION 8.15. No Fiduciary Duty. 73
SECTION 8.16. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. 74
SECTION 8.17. Treatment of Certain Information; Confidentiality. 74
SECTION 8.18. Waiver of Notice Requirement under the Existing Credit Agreement. 75

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SCHEDULES AND EXHIBITS

Schedule I    -    List of Commitments and Lending Offices
Schedule II    -    Administrative Agent’s Addresses for Notices

Exhibit A    -    Form of Assignment and Assumption
Exhibit B    -    Form of Note
Exhibit C-1    -    Form of Notice of Borrowing
Exhibit C-2    -    Form of Notice of Conversion
Exhibit C-3    -    Form of Notice of Prepayment

Exhibit D	- Form of Opinion of Robert P. Reffner, General Counsel and Vice President of FirstEnergy Service Company
Exhibit E    -    Form of Opinion of Akin Gump Strauss Hauer & Feld LLP
Exhibit F-1    -    Form of U.S. Tax Compliance Certificate (For Foreign Lenders             That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-2    -    Form of U.S. Tax Compliance Certificate (For Foreign Participants         That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-3    -    Form of U.S. Tax Compliance Certificate (For Foreign Participants         That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-4    -    Form of U.S. Tax Compliance Certificate (For Foreign Lenders             That Are Partnerships For U.S. Federal Income Tax Purposes)

iii

TERM LOAN CREDIT AGREEMENT

TERM LOAN CREDIT AGREEMENT, dated as of December 6, 2016, among FIRSTENERGY CORP. (“FE” or the “Borrower”), the banks and other financial institutions (the “Banks”) listed on the signature pages hereof and Bank of America, N.A. (“Bank of America”), as administrative agent (the “Administrative Agent”) for the Lenders hereunder.

PRELIMINARY STATEMENTS

(1)    The Borrower has requested that the Lenders provide the Borrower a term loan credit facility in the amount of $1,200,000,000, to be used to refinance the Existing Facilities (as defined herein) and for working capital and other general corporate purposes.
(2)    Subject to the terms and conditions of this Agreement, the Lenders severally, to the extent of their respective Commitments (as defined herein), are willing to establish the requested term loan credit facility in favor of the Borrower.
NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01. Certain Defined Terms.
As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Administrative Agent” has the meaning set forth in the preamble hereto.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Advance” means an advance by a Lender to the Borrower as part of a Borrowing pursuant to Section 2.01 and refers to an Alternate Base Rate Advance or a Eurodollar Rate Advance, subject to Conversion pursuant to Section 2.07 or 2.08.
“AESC” means Allegheny Energy Supply Company, LLC, a Delaware limited liability company, and any successor thereto.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.
“Agent Parties” has the meaning set forth in Section 8.03(c).

“Agreement” means this Term Loan Credit Agreement, as amended, modified and supplemented from time to time.
“Alternate Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of (i) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, (ii) the sum of 1/2 of 1% per annum plus the Federal Funds Rate in effect from time to time and (iii) the rate of interest per annum equal to the Eurodollar Rate plus 1%; and if the Alternate Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Alternate Base Rate Advance” means an Advance that bears interest as provided in Section 2.05(a).
 “Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Covered Entities or their respective activities from time to time concerning or relating to terrorism, money-laundering, bribery or corruption, including, without limitation, (i) the United States Foreign Corrupt Practices Act of 1977, as amended from time to time, and the applicable regulations thereunder, and (ii) the United Kingdom’s Anti-Bribery Act 2010, as amended from time to time.
“Applicable Law” means all applicable laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, orders, interpretations, licenses and permits of any Governmental Authority and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other judicial or quasi-judicial tribunal of competent jurisdiction (including those pertaining to health, safety or the environment or otherwise).
“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of an Alternate Base Rate Advance, and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.
“Applicable Margin” means, for any Alternate Base Rate Advance or any Eurodollar Rate Advance, the interest rate per annum set forth in the relevant row of the table immediately below, determined by reference to the Reference Ratings from time to time in effect:

BASIS FOR PRICING	LEVEL 1 Reference Ratings at least A- by S&P or A3 by Moody’s.	LEVEL 2 Reference Ratings lower than Level 1 but at least BBB+ by S&P or Baa1 by Moody’s.	LEVEL 3 Reference Ratings lower than Level 2 but at least BBB by S&P or Baa2 by Moody’s.	LEVEL 4 Reference Ratings lower than Level 3 but at least BBB- by S&P or Baa3 by Moody’s.	LEVEL 5 Reference Ratings lower than Level 4 but at least BB+ by S&P or Ba1 by Moody’s.	LEVEL 6 Reference Ratings lower than BB+ by S&P and Ba1 by Moody’s, or no Reference Ratings.
Applicable Margin for Eurodollar Rate Advances	1.125%	1.25%	1.50%	1.75%	2.00%	2.50%
Applicable Margin for Alternate Base Rate Advances	0.125%	0.25%	0.50%	0.75%	1.00%	1.50%

For purposes of the foregoing, (i) if there is a difference of one level in Reference Ratings of S&P and Moody’s and the higher of such Reference Ratings falls in Level 1, Level 2, Level 3, Level 4 or Level 5, then the higher Reference Rating will be used to determine the pricing level and (ii) if there is a difference of more than one level in Reference Ratings of S&P and Moody’s, the Reference Rating that is one level above the lower of such Reference Ratings will be used to determine the pricing level, unless the lower of such Reference Ratings falls in Level 6, in which case the lower of such Reference Ratings will be used to determine the pricing level. If there exists only one Reference Rating, such Reference Rating will be used to determine the pricing level.
“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.08(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A hereto or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent (so long as such other form is not disadvantageous to the Borrower in any respect).
“Attributable Securitization Obligations” has the meaning set forth in the definition of “Permitted Securitization”.
“Authorized Officer” means, with respect to any notice, certificate or other communication to be delivered by the Borrower hereunder, the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Borrower (which officer shall have all necessary corporate authorization to deliver such notice, certificate or other communication) or, solely with respect to any Notice of Borrowing, Notice of Conversion or Notice of Prepayment, any other officer or employee of the Borrower designated by any of the foregoing officers in a written notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank of America” has the meaning set forth in the preamble hereto.
“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended from time to time, and any Federal law with respect to bankruptcy, insolvency, reorganization, liquidation, moratorium or similar laws affecting creditors’ rights generally.
“Bankruptcy Event” means, with respect to any Person, such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Banks” has the meaning set forth in the preamble hereto.
“Borrower” has the meaning set forth in the preamble hereto.
“Borrower Materials” has the meaning set forth in Section 5.01(g).
“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01 or Converted pursuant to Section 2.07, 2.08 or 2.11.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City or Akron, Ohio and, if the applicable Business Day relates to any Eurodollar Rate Advances, a day on which dealings are carried on in the London interbank market.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been introduced or adopted after the date of this Agreement, regardless of the date enacted or adopted.
“Change of Control” has the meaning set forth in Section 6.01(i).
“Closing Date” means December 6, 2016.
“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the applicable regulations thereunder.
“Commitment” means, as to any Lender, the amount set forth opposite such Lender’s name on Schedule I hereto or, if such Lender has entered into any Assignment and Assumption, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.08(c).
“Commodity Trading Obligations” means the obligations of any Person under any commodity swap agreement, commodity future agreement, commodity option agreement, commodity cap agreement, commodity floor agreement, commodity collar agreement, commodity hedge agreement, commodity forward contract or derivative transaction and any put, call or other agreement, arrangement or transaction, including natural gas, power, emissions forward contracts, renewable energy credits, or any combination of any such arrangements, agreements and/or transactions, employed in the ordinary course of such Person’s business, including such Person’s energy marketing, trading and asset optimization business. The term “commodity” shall include electric energy and/or capacity, transmission rights, coal, petroleum, natural gas, fuel transportation rights, emissions allowances, weather derivatives and related products and by-products and ancillary services.
“Communications” has the meaning set forth in Section 8.03(a).

“Consolidated Debt” means at any date of determination the aggregate Indebtedness of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP, but shall not include (i) Nonrecourse Indebtedness of the Borrower or any of its Subsidiaries, (ii) obligations under leases that shall have been or should be, in accordance with GAAP, recorded as operating leases in respect of which the Borrower or any of its Consolidated Subsidiaries is liable as a lessee, (iii) the aggregate principal and/or face amount of Attributable Securitization Obligations of the Borrower and its Consolidated Subsidiaries and (iv) the aggregate principal amount of Trust Preferred Securities and Junior Subordinated Deferred Interest Obligations not exceeding 15% of the Total Capitalization of the Borrower and its Consolidated Subsidiaries (determined, for purposes of such calculation, without regard to the amount of Trust Preferred Securities and Junior Subordinated Deferred Interest Debt Obligations outstanding); provided that the amount of any mandatory principal amortization or defeasance of Trust Preferred Securities or Junior Subordinated Deferred Interest Debt Obligations prior to the Maturity Date shall be included in this definition of Consolidated Debt.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus, to the extent deducted in computing such Consolidated Net Income, (a) the sum of (i) all Federal, state, local and foreign Taxes (whether paid or deferred) of the Borrower and its Consolidated Subsidiaries during such period, (ii) Consolidated Interest Expense during such period, and (iii) depreciation, depletion, amortization of intangibles and other non-cash charges or non-cash losses of the Borrower and its Consolidated Subsidiaries during such period (including, without limitation, any non-cash loss attributable to the mark-to-market movement in the valuation of pension obligations (to the extent the cash impact resulting from such loss has not been realized)), and minus, to the extent added in computing such Consolidated Net Income, (b) the sum of (i) any interest income of the Borrower and its Consolidated Subsidiaries during such period and (ii) any non-cash income or non-cash gains of the Borrower and its Consolidated Subsidiaries during such period (including, without limitation, any non-cash gain attributable to the mark-to-market movement in the valuation of pension obligations (to the extent the cash impact resulting from such gain has not been realized)), all as determined on a consolidated basis in accordance with GAAP.
“Consolidated Interest Coverage Ratio” means, for each period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.
“Consolidated Interest Expense” means, for any period, the gross interest expense of the Borrower and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) the amortization of debt discounts, (b) the amortization of all fees (including fees with respect to Hedging Obligations) payable in connection with the incurrence of Indebtedness or other obligations to the extent included in interest expense in accordance with GAAP and (c) the portion of any payments or accruals with respect to capital lease obligations of the Borrower and its Consolidated Subsidiaries that are allocable to interest expense in accordance with

GAAP. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any of its Consolidated Subsidiaries with respect to Hedging Obligations.
“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that the following shall be excluded: (a) the income of any Person in which any other Person (other than the Borrower or any of its wholly-owned Subsidiaries or any director holding qualifying shares in accordance with Applicable Law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its wholly-owned Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or the date such Person’s assets are acquired by the Borrower or any of its Subsidiaries, (c) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not at the time permitted by operation of the terms of its Organizational Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary and (d) any after-tax gains or losses attributable to sales of assets out of the ordinary course of business, and any other gains or losses, which are infrequent or unusual in nature, reflected in the net income (or loss) of the Borrower and its Consolidated Subsidiaries for such period.
“Consolidated Subsidiary” means, as to any Person, any Subsidiary of such Person the accounts of which are or are required to be consolidated with the accounts of such Person in accordance with GAAP.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with the Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type or the selection of a new, or the renewal of the same, Interest Period for Eurodollar Rate Advances pursuant to Section 2.07, 2.08 or 2.11.
“Covered Entity” means (i) the Borrower and each of its Subsidiaries and (ii) each Person that, directly or indirectly, is in control of a Person described in clause (i) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
“Credit Parties” has the meaning set forth in Section 8.15 hereto.

“Debt to Capitalization Ratio” means the ratio of Consolidated Debt to Total Capitalization.
“Defaulting Lender” means any Lender that (i) has failed, within three Business Days of the date required to be funded or paid, to (A) fund any portion of its Advances or (B) pay over to the Administrative Agent any other amount required to be paid by it hereunder, unless, in the case of clause (A) or (B) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (iii) has failed, within three Business Days after written request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Advances, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon the Administrative Agent’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, (iv) has become the subject of a Bankruptcy Event or (v) has, or has a direct or indirect parent company that has, become the subject of a Bail-in Action.
“Disclosure Documents” means FE’s Annual Report on Form 10-K for the year ended December 31, 2015, Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, and Current Reports on Form 8‑K filed in 2016 and prior to the date hereof.
“Dollars” and “$” each means lawful currency of the United States of America.
“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Administrative Agent.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.08(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 8.08(b)(iii)).
“Environmental Laws” means any federal, state or local laws, ordinances or codes, rules, orders, or regulations relating to pollution or protection of the environment, including, without limitation, laws relating to hazardous substances, laws relating to reclamation of land and waterways and laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollution, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued thereunder, each as amended, modified and in effect from time to time.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Administrative Agent.
“Eurodollar Rate” means,
(i)    for the Interest Period for any Eurodollar Rate Advance made in connection with any Borrowing, the rate of interest per annum equal to the London Interbank Offered Rate or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in each case, the “Screen Rate”) at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and if the Screen Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement; and
(ii)    for any interest calculation with respect to an Alternate Base Rate Advance on any date, the rate of interest per annum equal to the Screen Rate, at or about 11:00 a.m. (London time) determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day; and if the Screen Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement;
provided that, to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further, that, to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.05(b).
“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.
“Event of Default” has the meaning set forth in Section 6.01.
“Exchange Act” means the Securities Exchange Act of 1934, and the regulations promulgated thereunder, in each case as amended and in effect from time to time.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes; (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17(b)) or (B) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office; (iii) Taxes attributable to such Recipient’s failure to comply with Section 2.13(g) and (iv) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means the Term Loan Credit Agreement, dated as of March 31, 2014, among the Borrower, the banks and other financial institutions party thereto as lenders and Mizuho Bank, Ltd. (as successor to The Royal Bank of Scotland plc), as administrative agent for the lenders thereunder, as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date.
“Existing Facilities” means (a) the Existing Credit Agreement, (b) the Credit Agreement, dated as of June 17, 2011, as amended by the Amendment thereto, dated as of May 8, 2012, the Amendment thereto, dated as of May 8, 2013, the Amendment thereto, dated as of October 31, 2013, and the Amendment thereto, dated as of March 31, 2014, among the Borrower, The Cleveland Electric Illuminating Company, Met-Ed, Ohio Edison Company, Pennsylvania Power Company, The Toledo Edison Company, Jersey Central Power & Light Company, MP, Penelec, The Potomac Edison Company and West Penn Power Company, as borrowers, the financial institutions party thereto as lenders, Mizuho (as successor to The Royal Bank of Scotland plc), as administrative agent for the lenders thereunder, the fronting banks party thereto from time to time and the swing line lenders party thereto from time to time, and (c) the Term Loan Credit Agreement, dated as of May 29, 2015, among the Borrower, the banks and other financial institutions party thereto as lenders and Bank of America, N.A., as administrative agent for the lenders, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“FE” has the meaning set forth in the preamble hereto.
“FE Revolving Credit Agreement” means the Credit Agreement, dated as of December 6, 2016, among FE, The Cleveland Electric Illuminating Company, Met-Ed, Ohio Edison Company, Pennsylvania Power Company, The Toledo Edison Company, Jersey Central Power & Light Company, MP, Penelec, The Potomac Edison Company and West Penn Power Company, as the borrowers, the financial institutions from time to time party thereto as lenders, Mizuho Bank, Ltd., as administrative agent, the fronting banks party thereto from time to time and the swing line lenders party thereto from time to time, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letters” means (i) the fee letter agreement, dated November 14, 2016, between the Borrower and Bank of America, (ii) the fee letter agreement, dated November 14, 2016, among the Borrower, The Cleveland Electric Illuminating Company, Met-Ed, Ohio Edison Company, Pennsylvania Power Company, The Toledo Edison Company, Jersey Central Power & Light Company, MP, Penelec, The Potomac Edison Company, West Penn Power Company, Mizuho Bank, Ltd., JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, PNC Capital Markets LLC, PNC Bank, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., MUFG Union Bank, N.A. and The Bank of Nova Scotia, (iii) the fee letter agreement, dated November 14, 2016, among the Borrower, The Cleveland Electric Illuminating Company, Met-Ed, Ohio Edison Company, Pennsylvania Power Company, The Toledo Edison Company, Jersey Central Power & Light Company, MP, Penelec, The Potomac Edison Company, West Penn Power Company and Citigroup Global Markets Inc., and (iv) the fee letter agreement, dated December 1, 2016, among the Borrower, The Cleveland Electric Illuminating Company, Met-Ed, Ohio Edison Company, Pennsylvania Power Company, The Toledo Edison Company, Jersey Central Power & Light Company, MP, Penelec, The Potomac Edison Company, West Penn Power Company and Barclays Bank PLC, in each case, as amended, modified or supplemented from time to time.
“FES” means FirstEnergy Solutions Corp., an Ohio corporation, and any successor thereto.
“FES/AESC Credit Agreement” means the Credit Agreement, dated as of June 17, 2011, as amended by the Amendment, dated as of October 3, 2011, the Amendment, dated as of May 8, 2012, the Amendment, dated as of May 8, 2013, the Amendment, dated as of October 31, 2013, and the Amendment, dated as of March 31, 2014, among FES and AESC, as the borrowers, the financial institutions from time to time party thereto as lenders, JPMorgan Chase Bank, N.A., as administrative agent, and the fronting banks and swing line lenders party thereto from time to time, as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date.

“First Mortgage Indenture” means a first mortgage indenture pursuant to which the Borrower or any Subsidiary of the Borrower may issue bonds, notes or similar instruments secured by a lien on all or substantially all of the Borrower’s or such Subsidiary’s fixed assets, as the case may be.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles in the United States in effect from time to time.
“Governmental Action” means all authorizations, consents, approvals, waivers, exceptions, variances, orders, licenses, exemptions, publications, filings, notices to and declarations of or with any Governmental Authority (other than requirements the failure to comply with which will not affect the validity or enforceability of any Loan Document or have a material adverse effect on the transactions contemplated by any Loan Document or any material rights, power or remedy of any Person thereunder or any other action in respect of any Governmental Authority).
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Granting Lender” has the meaning set forth in Section 8.08(g).
“Hedging Obligations” mean, with respect to any Person, the obligations of such Person under any interest rate or currency swap agreement, interest rate or currency future agreement, interest rate collar agreement, interest rate or currency hedge agreement, and any put, call or other agreement or arrangement designed to protect such Person against fluctuations in interest rates or currency exchange rates.
“Hostile Acquisition” means any Target Acquisition (as defined below) involving a tender offer or proxy contest that has not been recommended or approved by the board of directors (or similar governing body) of the Person that is the subject of such Target Acquisition. As used in this definition, the term “Target Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly (i) acquires all or substantially all of the assets or ongoing business of any other Person, whether through purchase of assets, merger or otherwise, (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of any such Person that have ordinary voting power for the election of directors or (iii) otherwise acquires control of more than a 50% ownership interest in any such Person.
“Indebtedness” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, or for the deferred purchase price of property or services other than trade accounts payable, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations under leases that shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (v) withdrawal liability incurred under ERISA by such Person or any of its affiliates to any Multiemployer Plan, (vi) reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers acceptances, surety or other bonds and similar instruments, (vii) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person and (viii) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to above.
“Indemnified Person” has the meaning set forth in Section 8.05(c) hereto.
“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.
“Information” has the meaning set forth in Section 8.17.
“Interest Period” means, for each Eurodollar Rate Advance made as part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter in the case of Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be, in the case of any Eurodollar Rate Advance, one week or one, two, three or six months, in each case, as the Borrower may select by notice to the Administrative Agent pursuant to Section 2.02(a) or Section 2.08(a); provided, however, that:

(i)    the Borrower may not select any Interest Period that ends after the Maturity Date;
(ii)    Interest Periods commencing on the same date for Advances made as part of the same Borrowing shall be of the same duration;
(iii)    no more than five different Interest Periods shall apply to outstanding Eurodollar Rate Advances on any date of determination; and
(iv)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.
“IRS” means the United States Internal Revenue Service.
“Junior Subordinated Deferred Interest Debt Obligations” means subordinated deferrable interest debt obligations of the Borrower or any of its Subsidiaries (i) for which the maturity date is subsequent to the Maturity Date and (ii) that are fully subordinated in right of payment to the Indebtedness hereunder.
“Lenders” means the Banks listed on the signature pages hereof and each assignee of a Bank or another Lender that shall become a party hereto pursuant to Section 8.08.
“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person or any of its Subsidiaries shall be deemed to own, subject to a Lien, any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“Loan Documents” means this Agreement, any Note and the Fee Letters.
“MAIT FERC Transfer Order” means the Order Authorizing Disposition of Jurisdictional Facilities, issued by FERC on February 18, 2016 in Docket No. EC15-157-000.
“Majority Lenders” means, at any time, Lenders having in excess of 50% in interest of the Commitments in effect at such time, or, if all Commitments have terminated, Lenders owed in excess of 50% of the then aggregate unpaid principal amount of the Advances owing to Lenders at such time. The Commitments and outstanding Advances of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

“Margin Stock” has the meaning assigned to that term in Regulation U issued by the Board of Governors of the Federal Reserve System, and as amended and in effect from time to time.
“Material Adverse Effect” means (i) any material adverse effect on the business, property, operations or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, or (ii) any material adverse effect on the validity or enforceability against the Borrower of this Agreement or any Note.
“Maturity Date” means December 6, 2021 or the earlier date of termination of the Commitments or acceleration of the maturity of the Advances pursuant to Section 6.01 hereof.
“Met-Ed” means Metropolitan Edison Company, a Pennsylvania corporation, and any successor thereto.
“Moody’s” means Moody’s Investors Service, Inc.
“MP” means Monongahela Power Company, an Ohio corporation, and any successor thereto.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group has, or may reasonably be expected to have, an obligation to make contributions, or with respect to which the Borrower may reasonably be expected to incur liability.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 8.01 and (ii) has been approved by the Majority Lenders.
“Nonrecourse Indebtedness” means, with respect to the Borrower and its Subsidiaries, (i) any Indebtedness that finances the acquisition, development, construction or improvement of an asset in respect of which the Person to which such Indebtedness is owed has no recourse whatsoever to the Borrower or any of its Affiliates and (ii) any Indebtedness existing on the date of this Agreement that finances the ownership or operation of an asset in respect of which the Person to which such Indebtedness is owed has no recourse whatsoever to the Borrower or any of its Affiliates, in each case of clauses (i) and (ii), other than:

(A)	recourse to the named obligor with respect to such Indebtedness (the “Debtor”) for amounts limited to the cash flow or net cash flow (other than historic cash flow) from the asset; and

(B)
recourse to the Debtor for the purpose only of enabling amounts to be claimed in respect of such Indebtedness in an enforcement of any security interest or lien given by the Debtor over the asset or the income, cash flow or other proceeds deriving from the asset (or given by any shareholder or the like in the Debtor over its shares or like interest in the capital of the Debtor) to secure the Indebtedness, but only if the extent of the recourse to the Debtor is limited solely to the amount of any recoveries made on any such enforcement; and

(C)
recourse to the Debtor generally or indirectly to any Affiliate of the Debtor, under any form of assurance, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for a breach of an obligation (other than a payment obligation or an obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the Person against which such recourse is available.

“Note” means any promissory note issued at the request of a Lender pursuant to Section 2.15 in the form of Exhibit B hereto.
“Notice of Borrowing” means a notice of a Borrowing pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit C-1 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by an Authorized Officer.
“Notice of Conversion” means a notice of a Conversion of Advances pursuant to Section 2.08 or 2.11, which shall be substantially in the form of Exhibit C-2 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by an Authorized Officer.
“Notice of Prepayment” means a notice of prepayment of Advances, which shall be substantially in the form of Exhibit C-3 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by an Authorized Officer.
“OECD” means the Organization for Economic Cooperation and Development.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Organizational Documents” means, as applicable to any Person, the charter, code of regulations, articles of incorporation, by-laws, certificate of formation, operating agreement, certificate of partnership, limited liability company agreement, operating agreement, partnership agreement, certificate of limited partnership, limited partnership agreement or other constitutive documents of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b)).
“Participant” has the meaning set forth in Section 8.08(d).
“Participant Register” has the meaning set forth in Section 8.08(d).
“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), as in effect from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
“Penelec” means Pennsylvania Electric Company, a Pennsylvania corporation, and any successor thereto.
“Percentage” means, in respect of any Lender on any date of determination, the quotient (expressed as a percentage carried out to the ninth decimal place) obtained by (i) dividing such Lender’s Commitment on such day by the total of the Commitments on such day, or (ii) if the Commitments have terminated or expired, dividing the aggregate unpaid principal amount of the Advances owing to such Lender on such day by the aggregate unpaid principal amount of all Advances owing to the Lenders on such day.
“Permitted Obligations” mean (i) nonspeculative Hedging Obligations of any Person and its Subsidiaries arising in the ordinary course of business and in accordance with such Person’s established risk management policies that are designed to protect such Person against, among other things, fluctuations in interest rates or currency exchange rates and which in the case of agreements relating to interest rates shall have a notional amount no greater than the payments due with respect to the applicable obligations being hedged and (ii) Commodity Trading Obligations. For the avoidance of doubt, such transactions shall be considered nonspeculative if undertaken in conformance with FE’s Corporate Risk Management Policy then in effect, as approved by FE’s Audit Committee, together with the Approved Business Unit Risk Management Policies referenced thereunder.

“Permitted Securitization” means, for the Borrower and its Subsidiaries, any sale, assignment, conveyance, grant and/or contribution, or series of related sales, assignments, conveyances, grants and/or contributions, by the Borrower or any of its Subsidiaries of Receivables (or purported sale, assignment, conveyance, grant and/or contribution) to a trust, corporation or other entity, where the purchase of such Receivables may be funded or exchanged in whole or in part by the incurrence or issuance by the applicable Securitization SPV, if any, of Indebtedness or securities (such Indebtedness and securities being “Attributable Securitization Obligations”) that are to be secured by or otherwise satisfied by payments from, or that represent interests in, the cash flow derived primarily from such Receivables (provided, however, that “Indebtedness” as used in this definition shall not include Indebtedness incurred by a Securitization SPV owed to the Borrower or any of its Subsidiaries, which Indebtedness represents all or a portion of the purchase price or other consideration paid by such Securitization SPV for such receivables or interests therein), where (i) any representation, warranty, covenant, recourse, repurchase, hold harmless, indemnity or similar obligations of the Borrower or any of its Subsidiaries, as applicable, in respect of Receivables sold, assigned, conveyed, granted or contributed, or payments made in respect thereof, are customary for transactions of this type, and do not prevent the characterization of the transaction as a true sale under Applicable Laws (including debtor relief laws) and (ii) any representation, warranty, covenant, recourse, repurchase, hold harmless, indemnity or similar obligations of any Securitization SPV in respect of Receivables sold, assigned, conveyed, granted or contributed or payments made in respect thereof, are customary for transactions of this type.
“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Plan” means, at any time, an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 or 430 of the Code and (i) is (A) maintained by or contributed to by (or to which there is or may be an obligation to contribute to by) the Borrower or any member of the Controlled Group, or (B) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions, or (ii) as to which the Borrower or a member of the Controlled Group has within the preceding five plan years maintained, contributed to or had an obligation to contribute to.
“Platform” has the meaning set forth in Section 5.01(g).
“PPUC Order” means the Pennsylvania Public Utility Commission opinion and order Pennsylvania Public Utility Commission v. Pennsylvania Electric Company and Pennsylvania Public Utility Commission v. Metropolitan Edison Company [consolidated], 210 WL 2911737 (Pa.P.U.C.) (March 3, 2010), as subsequently affirmed by an opinion and order of the Commonwealth Court of Pennsylvania on June 14, 2011, Metropolitan Edison Company v. Pennsylvania Public Utility Commission, 22 A.3d 353 (Pa.Commw. 2011), and

left undisturbed by the United States District Court for the Eastern District of Pennsylvania in its order issued on September 30, 2013 (Civil Action No. 11-cv-04474), which order was affirmed by the United States Court of Appeals for the Third Circuit on September 16, 2014, and the petition for rehearing was denied on October 15, 2014. A petition for writ of certiorari was filed with the United States Supreme Court on February 12, 2015, which was denied on May 26, 2015.
“Public Lender” has the meaning set forth in Section 5.01(g).
“Receivables” means any accounts receivable, payment intangibles, notes receivable, rights to receive future payments and related rights (whether now existing or arising or acquired in the future, whether constituting accounts, chattel paper, instruments, general intangibles or otherwise, and including the right to payment of any interest or finance charges), including (i) financial transmission rights (“FTRs”) or any other rights to payment from PJM Interconnection LLC or another regional transmission authority of the Borrower or any of its Subsidiaries or (ii) the right to impose, charge, collect and receive special, irrevocable, nonbypassable charges based upon the consumption of electricity imposed pursuant to Applicable Law on the Borrower’s or any of its Subsidiaries’ ratepayers, and any supporting obligations and other financial assets related thereto (including all collateral securing such accounts receivables, FTRs or other assets, contracts and contract rights, all guarantees with respect thereto, and all proceeds thereof) that are transferred, or in respect of which security interests are granted in one or more transactions that are customary for asset securitizations of such Receivables.
“Recipient” means, as applicable, (i) the Administrative Agent and (ii) any Lender.
“Reference Ratings” means the ratings assigned by S&P and Moody’s to the senior unsecured non-credit enhanced debt of the Borrower; provided that, if there is no such rating, “Reference Ratings” shall mean the ratings that are one level below the respective ratings assigned by S&P and Moody’s to the senior secured debt of the Borrower.
“Register” has the meaning set forth in Section 8.08(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Corruption Law or any predicate crime to any Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Corruption Law.
“Resignation Effective Date” has the meaning set forth in Section 7.07(a).

“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc.
“Sanctioned Country” means, at any time, a region, country or territory which is, or whose government is, the subject or target of any Sanctions (at the date of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means (a) any Person named on the list of Specially Designated Nationals maintained by OFAC, or any other Sanctions-related list of designated Persons maintained by the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of the Treasury or any other U.S. Governmental Authority, or maintained by the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union or any member state thereof, as may be amended, supplemented or substituted from time to time, (b) any Person that is (i) operating, located, organized or resident in a Sanctioned Country, to the extent such presence in the Sanctioned Country means that such Person is the target of Sanctions, or (ii) the subject or target of any Sanctions, or (c) any Person controlled by any such Person described in the foregoing clause (a) or clause (b). For purposes of the foregoing clause (c), “control” shall have the meaning ascribed to such term in the definition of “Covered Entity”.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of State or the U.S. Department of Treasury, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Screen Rate” has the meaning set forth in the definition of “Eurodollar Rate”.
“SEC” means the United States Securities and Exchange Commission.
“Securitization SPV” means any trust, partnership or other Person established by the Borrower or a Subsidiary of the Borrower to implement a Permitted Securitization.
“Significant Subsidiaries” means (i) The Cleveland Electric Illuminating Company, Met-Ed, Ohio Edison Company, Pennsylvania Power Company, The Toledo Edison Company, Jersey Central Power & Light Company, MP, Penelec, The Potomac Edison Company, West Penn Power Company, FirstEnergy Transmission, LLC, American Transmission Systems, Incorporated, Trans-Allegheny Interstate Line Company and Mid-Atlantic Interstate Transmission, LLC, and any successor to any of them, and (ii) any significant subsidiary (as such term is defined in Regulation S-X of the SEC (17 C.F.R. §210.1-02(w)), or any successor provision) of the Borrower (excluding Securitization SPVs); provided, however, that the Unregulated Subsidiaries shall be specifically excluded from the definition of Significant Subsidiaries.
“SPC” has the meaning set forth in Section 8.08(g).

“Subsidiary” means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by such a Person, or one or more Subsidiaries, or by such Person and one or more of its Subsidiaries.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Event” means (i) a Reportable Event described in Section 4043(c) of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), or (ii) the withdrawal of the Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (iii) a cessation of operations with respect to which the Borrower or any member of the Controlled Group has incurred liability under Section 4062(e) of ERISA, or (iv) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 or 4042 of ERISA, or (v) the institution of proceedings to terminate a Plan by the PBGC, or (vi) any other event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment by a court of competent jurisdiction of a trustee to administer, any Plan.
“Total Capitalization” means, at any date of determination, the sum, without duplication, of (i) Consolidated Debt, (ii) the capital stock (but excluding treasury stock and capital stock subscribed and unissued) and other equity accounts (including retained earnings and paid in capital but excluding accumulated other comprehensive income and loss) of the Borrower and its Consolidated Subsidiaries, (iii) consolidated equity of the preference stockholders of the Borrower and its Consolidated Subsidiaries, and (iv) the aggregate principal amount of Trust Preferred Securities and Junior Subordinated Deferred Interest Debt Obligations of the Borrower and its Consolidated Subsidiaries; provided, however, that, commencing with the fiscal quarter ending December 31, 2016 and for each fiscal quarter ending thereafter, “Total Capitalization” shall be determined subject to the following adjustments:
(A)    there shall be excluded in such determination the following after-tax effects resulting from non-cash write-downs and non-cash charges occurring and recognized for the periods indicated below as reflected in the consolidated financial statements of the Borrower for such periods:
(1)    in respect of pension and other postemployment benefits occurring and recognized in fiscal years 2011 and 2012, which shall not exceed in the aggregate $691,600,000 for the Borrower and its Consolidated Subsidiaries (without duplication but allowing for, as applicable, consolidation);

(2)    in respect of asset impairments attributable to the Albright, Rivesville and Willow Island Plants owned by MP, the Armstrong and R. Paul Plants owned by AESC, and the Bay Shore (Units 2-4 only), Eastlake (Units 4-5 only), Fremont and Richland Plants owned by FirstEnergy Generation, LLC occurring and recognized in fiscal year 2011, which shall not exceed in the aggregate $255,400,000 for the Borrower and its Consolidated Subsidiaries (without duplication but allowing for, as applicable, consolidation);
(3)    in respect of asset impairments attributable to the Hatfield’s Ferry Power Station and the Mitchell Power Station owned by AESC occurring and recognized in fiscal year 2013 through September 30, 2013, which shall not exceed in the aggregate $317,300,000 for the Borrower and its Consolidated Subsidiaries (without duplication but allowing for, as applicable, consolidation); and
(4)    in respect of asset impairments attributable to the power generation assets owned by the Unregulated Subsidiaries occurring and recognized during the fiscal quarter ending December 31, 2016 and from time to time thereafter, which shall not exceed in the aggregate $5,500,000,000 for the Borrower and its Consolidated Subsidiaries (without duplication but allowing for, as applicable, consolidation); and
(B)    in addition to the adjustments described in clause (A) above, there shall be excluded in such determination the after-tax effects resulting from non-cash write-downs and non-cash charges attributable or relating to the following: (1)(i) pension and other postemployment benefits, (ii) impairment of regulatory and other long-lived assets, (iii) disallowance of regulatory assets, and (iv) goodwill impairment, in each case, occurring and recognized during the fiscal quarter ended December 31, 2013 and in any fiscal quarter ended or ending thereafter as reflected in the consolidated financial statements of the Borrower for such periods, and (2) disallowance of regulatory assets consisting of marginal transmission line losses of Met-Ed and Penelec occurring during the period from January 11, 2007 through December 31, 2010 as described in the PPUC Order, in each case, occurring and recognized during the fiscal quarter ended September 30, 2013 as reflected in the consolidated financial statements of the Borrower for such period, but such adjustments shall not exceed in the aggregate $1,500,000,000 for the Borrower and its Consolidated Subsidiaries (without duplication but allowing for, as applicable, consolidation).
“Trust Preferred Securities” means any securities, however denominated, (i) issued by the Borrower or any Consolidated Subsidiary of the Borrower, (ii) that are not subject to mandatory redemption or the underlying securities, if any, of which are not subject to mandatory redemption, (iii) that are perpetual or mature no less than 30 years from the date of issuance, (iv) the indebtedness issued in connection with which, including any guaranty, is subordinate in right of payment to the unsecured and unsubordinated indebtedness of the issuer of such indebtedness or guaranty, and (v) the terms of which permit the deferral of the payment of interest or distributions thereon to a date occurring after the Maturity Date.

“Type” means the designation of a Borrowing or an Advance as a Eurodollar Rate Borrowing or Advance or as an Alternate Base Rate Borrowing or Advance.
“United States” and “U.S.” each means the United States of America.
“Unmatured Default” means any event that, with the giving of notice or the passage of time, or both, would constitute an Event of Default.
“Unregulated Money Pool Agreement” means the Fifth Amended and Restated Non-Utility Money Pool Agreement, dated as of December 19, 2013, among the Borrower, FES, AESC and certain other Affiliates of FES and AESC, as amended, modified, restated or replaced from time to time.
“Unregulated Subsidiaries” means FES, AESC, FirstEnergy Nuclear Operating Company, Bay Shore Power Company and, as applicable, their respective Subsidiaries.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.13(g)(ii)(B)(iii).
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.02. Computation of Time Periods.
In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
SECTION 1.03. Accounting Terms.
All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g).
SECTION 1.04. Terms Generally.
Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provisions hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (v) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES
SECTION 2.01. The Advances.
Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower in Dollars only on the Closing Date, in an aggregate amount not to exceed at any time outstanding the Commitment of such Lender. Each Borrowing shall be in an aggregate amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances having the same Interest Period made or Converted on the same day by the Lenders ratably according to their respective Commitments. The Borrower may make multiple Borrowings, each with a different Interest Period, provided that all Advances made as part of a single Borrowing will have the same Interest Period. Within the limits of each Lender’s Commitment, and subject to the conditions set forth in Article III and the other terms and conditions hereof, the Borrower may request Borrowings hereunder for funding on the Closing Date, and repay or prepay Advances pursuant to Section 2.09; provided, however, that once repaid or prepaid, no Advances may be reborrowed. Any unused portion of the Commitments will terminate on the making of the Borrowings on the Closing Date.
SECTION 2.02. Making the Advances.
(a)    Each Borrowing shall be made on notice, which may be given by telephone or a Notice of Borrowing (provided, that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Notice of Borrowing). Such Notice of Borrowing must be given by the Borrower to the Administrative Agent (i) in the case of a Borrowing comprising Eurodollar Rate Advances, not later than 11:00 a.m. (New York time) on the third Business Day prior to the Closing Date, and (ii) in the case of a Borrowing comprising Alternate Base Rate Advances, not later than 11:00 a.m. (New York time) on the Closing Date, and the Administrative Agent shall give to each Lender prompt notice thereof. Such telephonic notice and Notice of Borrowing shall specify the requested (A) Type of Advances to be made in connection with such Borrowing, (B) aggregate amount of such Borrowing and (C) in the case of a Borrowing comprising Eurodollar Rate Advances, the initial Interest Period for each such Advance, which Borrowing shall be subject to the limitations stated in the definition of “Interest Period” in Section 1.01. Each Lender shall, before 1:00 p.m. (New York time) on the Closing Date, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02, in same day funds, such Lender’s Percentage of each such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s aforesaid address.
(b)    Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Notice of Borrowing requesting Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure by the Borrower to fulfill on or before the date specified in such Notice of Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
(c)    Unless the Administrative Agent shall have received written notice via facsimile transmission from a Lender prior to (A) 5:00 p.m. (New York time) one Business Day prior to the date of a Borrowing comprising Eurodollar Rate Advances or (B) 12:00 noon (New York time) on the date of a Borrowing comprising Alternate Base Rate Advances that such Lender will not make available to the Administrative Agent such Lender’s Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Percentage of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances made in connection with such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.
(d)    The obligations of the Lenders hereunder to make Advances and to make payments pursuant to Section 7.06 are several and not joint. The failure of any Lender to make the Advance to be made by it as part of any Borrowing or to make any payment under Section 7.06 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing or to make its payment under Section 7.06.
SECTION 2.03. Fees.
The Borrower agrees to pay the fees payable by it in such amounts and payable on such terms as set forth in the Fee Letters.

SECTION 2.04. Repayment of Advances.
The Borrower agrees to repay the principal amount of each Advance made by each Lender no later than the Maturity Date.
SECTION 2.05. Interest on Advances.
The Borrower agrees to pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum, subject to Section 2.12(f):
(a)    Alternate Base Rate Advances. If such Advance is an Alternate Base Rate Advance, a rate per annum equal at all times to the Alternate Base Rate in effect from time to time plus the Applicable Margin for such Alternate Base Rate Advance in effect from time to time, payable quarterly in arrears on the last Business Day of each March, June, September and December, on the Maturity Date and on the date such Alternate Base Rate Advance shall be Converted or be paid in full and as provided in Section 2.09; and
(b)    Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin for such Eurodollar Rate Advance in effect from time to time, payable on the last day of each Interest Period for such Eurodollar Rate Advance (and, in the case of any Interest Period of six months, on the last Business Day of the third month of such Interest Period), on the Maturity Date and on the date such Eurodollar Rate Advance shall be Converted or be paid in full and as provided in Section 2.09.
SECTION 2.06. Additional Interest on Advances.
The Borrower agrees to pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance made by such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance; provided, that no Lender shall be entitled to demand additional interest under this Section 2.06 more than 90 days following the last day of the Interest Period in respect of which such demand is made; provided further, however, that the foregoing proviso shall in no way limit the right of any Lender to demand or receive such additional interest to the extent that such additional interest relates to the retroactive application by the Board of Governors of the Federal Reserve System of any regulation described above if such demand is made within 90 days after the implementation of such retroactive regulation. Such additional interest shall be determined by such Lender and notified to the Borrower through the Administrative Agent, and such determination shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.07. Interest Rate Determination.
(a)    The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.05(a) or (b).
(b)    If, with respect to any Eurodollar Rate Advances, the Majority Lenders notify the Administrative Agent that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Advances, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate or (iii) the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making or funding their respective Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon
(i)    each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into an Alternate Base Rate Advance, and
(ii)    the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
(c)    Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and the obligation of the Lenders to make or to Convert Advances into, Eurodollar Rate Advances shall be suspended.
SECTION 2.08. Conversion of Advances.
(a)    Voluntary. The Borrower may on any Business Day, upon notice which may be given by telephone or a Notice of Conversion (provided, that (x) any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Notice of Conversion, and (y) such Notice of Conversion must be given by the Borrower to the Administrative Agent not later than 11:00 a.m. (New York time) on the third Business Day prior to the date of any proposed Conversion into Eurodollar Rate Advances, and on the date of any proposed Conversion into Alternate Base Rate Advances), and subject to the provisions of Sections 2.07 and 2.11, Convert all Advances of one Type made to Borrower in connection with the same Borrowing into Advances of another Type or Types or Advances of the same Type having the same or a new Interest Period; provided, however, that any Conversion of, or with respect to, any Eurodollar Rate Advances into Advances of another Type or Advances of the same Type having the same or new Interest Periods, shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances, unless the Borrower shall also reimburse the Lenders in respect thereof pursuant to Section 8.05(b) on the date of such Conversion. Each such Notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and

(iii) if such Conversion is into, or with respect to, Eurodollar Rate Advances, the duration of the Interest Period for each such resulting Advance.
(b)    Mandatory. If the Borrower shall fail to select the Type of any Advance or the duration of any Interest Period for any Borrowing comprising Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and Section 2.08(a), or if any proposed Conversion of a Borrowing that is to comprise Eurodollar Rate Advances upon Conversion shall not occur as a result of the circumstances described in paragraph (c) below, the Administrative Agent will forthwith so notify the Borrower and the Lenders, and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Alternate Base Rate Advances.
(c)    Failure to Convert. Each Notice of Conversion pursuant to subsection (a) above shall be irrevocable and binding on the Borrower. In the case of any Borrowing that is to comprise Eurodollar Rate Advances upon Conversion, the Borrower agrees to indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure of such Conversion to occur pursuant to the provisions of Section 2.07(c), including, without limitation, any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund such Eurodollar Rate Advances upon such Conversion, when such Conversion does not occur. The Borrower’s obligations under this subsection (c) shall survive the repayment of all other amounts owing by the Borrower to the Lenders and the Administrative Agent under this Agreement and any Note and the termination of this Agreement.
SECTION 2.09. Optional Prepayments.
The Borrower may at any time prepay the outstanding principal amounts of the Advances made as part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid, upon notice thereof, which shall be in the form of a Notice of Prepayment, given to the Administrative Agent by the Borrower not later than 11:00 a.m. (New York time) (i) on the date of any such prepayment in the case of Alternate Base Rate Advances and (ii) on the second Business Day prior to any such prepayment in the case of Eurodollar Rate Advances; provided, however, that (x) each partial prepayment of any Borrowing shall be in an aggregate principal amount not less than $5,000,000 and (y) in the case of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.05(b) on the date of such prepayment.
SECTION 2.10. Increased Costs.
(a)    If, due to any Change in Law, there shall be any increase in the cost (other than in respect of Taxes, which are addressed exclusively in Section 2.13) to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost and the basis therefor, submitted to the Borrower and the Administrative Agent by such Lender, shall constitute such demand and shall be conclusive and binding for all purposes, absent manifest error.
(b)    If any Lender determines that any Change in Law affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any Person controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of (i) such Lender’s commitment to lend hereunder and other commitments of this type or (ii) the Advances made by such Lender, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such Person in the light of such circumstances, to the extent that such Lender determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder or the Advances made by such Lender. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall constitute such demand and shall be conclusive and binding for all purposes, absent manifest error.
(c)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or additional amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim such compensation (except that, if such Change in Law giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
(d)    The Borrower’s obligations under this Section 2.10 shall survive (x) the repayment of all amounts owing to the Lenders and the Administrative Agent under this Agreement and any Note and (y) the termination of this Agreement, in each case to the extent such obligations were incurred prior to such repayment and termination.
SECTION 2.11. Illegality.
Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and (ii) the Borrower shall forthwith prepay in full all Eurodollar Rate Advances of all Lenders then outstanding, together with interest accrued thereon, unless (A) the Borrower, within five Business Days of notice from the Administrative Agent, Converts all Eurodollar Rate Advances of all Lenders then outstanding into Advances of another Type in accordance with Section 2.08 or (B) the Administrative Agent notifies the Borrower that the circumstances causing such prepayment no longer exist.

SECTION 2.12. Payments and Computations.
(a)    The Borrower shall make each payment hereunder and under any Note not later than 12:00 noon (New York time) on the day when due in Dollars to the Administrative Agent at its address referred to in Section 8.02 in same day funds, without set-off, counterclaim or defense and any such payment to the Administrative Agent shall constitute payment by the Borrower hereunder or under any Note, as the case may be, for all purposes, and upon such payment the Lenders shall look solely to the Administrative Agent for their respective interests in such payment. The Administrative Agent will promptly after any such payment cause to be distributed like funds relating to the payment of principal or interest ratably (other than amounts payable pursuant to Section 2.02(c), 2.03, 2.06, 2.08(c), 2.10, 2.13, 2.16 or 8.05(b)) (according to the Lenders’ respective Percentages) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.08(d), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under any Note in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b)    The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made by the Borrower to the Administrative Agent when due hereunder or under any Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts (other than any payroll account maintained by the Borrower with such Lender, if and to the extent that such Lender shall have expressly waived its set-off rights in writing in respect of such payroll account) with such Lender any amount so due.
(c)    All computations of interest based on the Alternate Base Rate (including those based upon clause (iii) of the definition of Alternate Base Rate) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate (excluding those based upon clause (iii) of the definition of Alternate Base Rate) or the Federal Funds Rate shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.06 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Administrative Agent (or, in the case of Section 2.06, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(d)    Whenever any payment hereunder or under any Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.
(f)    The principal amount of any Advance (or any portion thereof) payable by the Borrower hereunder or under any Note that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall (to the fullest extent permitted by law) bear interest from the date when due until paid in full at a rate per annum equal at all times to the rate otherwise applicable to such Advance plus 2% per annum, payable upon demand. Any other amount payable by the Borrower hereunder or under any Note that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall (to the fullest extent permitted by law) bear interest from the date when due until paid in full at a rate per annum equal at all times to the rate of interest applicable to Alternate Base Rate Advances plus 2% per annum, payable upon demand.
(g)    To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy, insolvency or other similar law now or hereafter in effect or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (ii) of the preceding sentence shall survive the payment in full of any amounts hereunder and the termination of this Agreement.
SECTION 2.13. Taxes.
(a)    Defined Terms. For purposes of this Section 2.13, the term “Applicable Law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any

Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Borrower shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 2.13(e) below.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.08(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (e), including any such amount that had been so due to the Administrative Agent pursuant to the foregoing clause (ii) or clause (iii) (including any reasonable expenses arising therefrom or with respect thereto as provided above) but was paid by the Borrower pursuant to the last sentence of subsection (d) above, in which case the Administrative Agent may effect such set off and application for the benefit of the Borrower to the extent of the aggregate of such amounts paid by the Borrower and the proceeds of such set off and application (if any) shall be promptly remitted to the Borrower in immediately available funds by the Administrative Agent.
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.13, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.13(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)        any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the

“interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)    executed originals of IRS Form W-8ECI;

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E; or

(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)        if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 2.14. Sharing of Payments, Etc.
(a)    If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set‑off, or otherwise) on account of the Advances made by it (other than pursuant to Section 2.02(c), 2.06, 2.08(c), 2.10, 2.13, 2.16 or 8.05(b)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14(a) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set‑off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
(b)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c) or 7.05, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
SECTION 2.15. Noteless Agreement; Evidence of Indebtedness.
(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)    The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Advance made hereunder, the Type thereof and the Interest Period (if any) with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(c)    Subject to Section 8.08(c), the entries maintained in the accounts maintained pursuant to subsections (a) and (b) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay such obligations in accordance with their terms.
(d)    Any Lender may request that its Advances be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender and its registered assigns. Thereafter, the Advances evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 8.08(b)) be represented by one or more Notes payable to the payee named therein, or to its registered assigns pursuant to Section 8.08(b), except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in subsections (a) and (b) above.

SECTION 2.16. Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders and in Section 8.01.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Unmatured Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Unmatured Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the conditions set forth in Section 3.01 were satisfied or waived, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed in writing by the affected parties, no change hereunder from Defaulting

Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
SECTION 2.17. Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office.
(i)    If any Lender requests compensation under Section 2.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section  2.13, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.13, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.
(ii)    Any Lender that becomes aware of circumstances that would permit such Lender to notify the Administrative Agent of any illegality under Section 2.11 shall use its commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such change would avoid or eliminate such illegality and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
(iii)    The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 2.10 or delivers any notice to the Administrative Agent pursuant to Section 2.11 resulting in the suspension of obligations of the Lenders with respect to Eurodollar Rate Advances, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office in accordance with Section 2.17(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.08(b)), all of its interests and rights (other than its existing rights to payments pursuant to Section 2.10, 2.11 or Section 2.13) under this Agreement and the related Loan Documents to an Eligible Assignee (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 8.08(b);

(ii)    such Lender shall have received payment of an amount equal to the outstanding principal amount of its Advances, accrued interest thereon and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.05(b)) from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with Applicable Law; and
(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE III
CONDITIONS OF LENDING
SECTION 3.01. Conditions Precedent to Effectiveness and Advances.
The obligation of each Lender to make its Advances in connection with the initial Borrowings are subject to the conditions precedent that on or before the date of any such Borrowings:
(a)    The Administrative Agent shall have received the following, each dated the same date (except for the financial statements referred to in paragraph (iv)), in form and substance satisfactory to the Administrative Agent and (except for any Note) with one copy for each Lender:
(i)    This Agreement, duly executed by each of the parties hereto, and Notes requested by any Lender pursuant to Section 2.15(d), duly completed and executed by the Borrower and payable to such Lender;
(ii)    Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the other Loan Documents to which it is, or is to be, a party and of all documents evidencing any other necessary corporate action with respect to this Agreement and such Loan Documents;
(iii)    A certificate of the Secretary or an Assistant Secretary of the Borrower certifying (A) the names and true signatures of the officers of the Borrower authorized to sign each Loan Document to which the Borrower is, or is to become, a party and the other documents to be delivered hereunder; (B) that attached thereto are true and correct copies of the Organizational Documents of the Borrower, in each case as in effect on such date, and (C) that there is no Governmental Action required for the due execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which the Borrower is, or is to become, a party;
(iv)    Copies of all the Disclosure Documents (it being agreed that those Disclosure Documents publicly available on the SEC’s EDGAR Database or on FE’s website no later than the Business Day immediately preceding the date of such Borrowings will be deemed to have been delivered under this clause (iv));
(v)    An opinion of Robert P. Reffner, General Counsel and Vice President of FirstEnergy Service Company, counsel for the Borrower, substantially in the form of Exhibit D hereto;
(vi)    An opinion of Akin Gump Strauss Hauer & Feld LLP, special counsel for the Borrower, substantially in the form of Exhibit E hereto; and
(vii)    Such other certifications, opinions, financial or other information, approvals and documents as the Administrative Agent or any Lender may reasonably request, all in form and substance satisfactory to the Administrative Agent or such Lender (as the case may be).
(b)    The Borrower shall have paid all of the fees payable in accordance with the Fee Letters.
(c)    Prior to or concurrently with the effectiveness of this Agreement and the making of such initial Borrowings, all amounts outstanding under the Existing Facilities and the FES/AESC Credit Agreement, in each case, whether for principal, interest, fees or otherwise, shall have been paid in full, all commitments to lend thereunder shall have been terminated, and the Existing Facilities and the FES/AESC Credit Agreement shall have been terminated.
(d)    The Administrative Agent shall have received all documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, to the extent such documentation or information is requested by the Administrative Agent on behalf of the Lenders prior to the date hereof.
(e)    The following statements shall be true (and the giving of each applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of any such Borrowings shall constitute a representation and warranty by the Borrower that on the date of such Borrowings such statements are true):
(A)    The representations and warranties of the Borrower contained in Section 4.01 hereof are true and correct on and as of the date of such Borrowings, before and after giving effect to such Borrowings and to the application of the proceeds therefrom, as though made on and as of such date (other than, as to any such representation or warranty that by its terms refers to a specific date other than the date of such Borrowings, in which case, such representation and warranty shall be true and correct as of such specific date); and
(B)    No event has occurred and is continuing, or would result from such Borrowings or from the application of the proceeds therefrom, that constitutes an Event of Default or an Unmatured Default.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
SECTION 4.01. Representations and Warranties of the Borrower.
The Borrower represents and warrants as follows:
(a)    Existence and Power. It is a corporation duly formed, validly existing and in good standing under the laws of the State of Ohio, is duly qualified to do business as a foreign corporation in and is in good standing under the laws of each state in which the ownership of its properties or the conduct of its business makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted except where the failure to do so, in each case, would not reasonably be expected to have a Material Adverse Effect.
(b)    Due Authorization. The execution, delivery and performance by it of each Loan Document to which it is, or is to become, a party, have been duly authorized by all necessary corporate action on its part and do not, and will not, require the consent or approval of its shareholders, other than such consents and approvals as have been duly obtained, given or accomplished.
(c)    No Violation, Etc. Neither the execution, delivery or performance by it of this Agreement or any other Loan Document to which it is, or is to become, a party, nor the consummation by it of the transactions contemplated hereby or thereby, nor compliance by it with the provisions hereof or thereof, contravenes or will contravene, or results or will result in a breach of, any of the provisions of its Organizational Documents, any Applicable Law, or any indenture, mortgage, deed of trust, lease, license or any other agreement or instrument to which it or any of its Subsidiaries is party or by which its property or the property of any of its Subsidiaries is bound, or results or will result in the creation or imposition of any Lien upon any of its property or the property of any of its Subsidiaries except as provided herein, except to the extent such contravention or breach, or the creation or imposition of any such Lien, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Borrower and each of its Subsidiaries is in compliance with all laws (including, without limitation, ERISA and Environmental Laws), regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(d)    Governmental Actions. No Governmental Action is or will be required in connection with the execution, delivery or performance by it, or the consummation by it of the transactions contemplated by this Agreement or any other Loan Document to which it is, or is to become, a party.
(e)    Execution and Delivery. This Agreement and the other Loan Documents to which it is, or is to become, a party have been or will be (as the case may be) duly executed and delivered by it, and this Agreement is, and upon execution and delivery thereof each other Loan Document will be, the legal, valid and binding obligation of it enforceable against it in accordance with its terms, subject, however, to the application by a court of general principles of equity and to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.
(f)    Litigation. Except as disclosed in the Disclosure Documents, there is no pending or, to the Borrower’s knowledge, threatened action or proceeding (including, without limitation, any proceeding relating to or arising out of Environmental Laws) affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that would reasonably be expected to have a Material Adverse Effect.
(g)    Financial Statements; Material Adverse Change. The consolidated balance sheets of the Borrower and its Subsidiaries, as at December 31, 2015, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries, certified by PricewaterhouseCoopers LLP, independent public accountants, and the unaudited consolidated balance sheet of the Borrower and its Subsidiaries, as at September 30, 2016, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries, for the nine months then ended, copies of which have been furnished to each Lender, in all cases as amended and restated to the date hereof, present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries as at the indicated dates and the consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on the indicated dates, all in accordance with GAAP consistently applied (in the case of such statements that are unaudited, subject to year-end adjustments and the exclusion of detailed footnotes). Except as disclosed in the Disclosure Documents, there has been no change, event or occurrence since December 31, 2015 that has had a Material Adverse Effect.
(h)    ERISA. Except as would not reasonably be expected to have a Material Adverse Effect:
(i)    No Termination Event has occurred or is reasonably expected to occur with respect to any Plan.
(ii)    Schedule SB (Actuarial Information) to the most recent annual report (Form 5500 Series) with respect to each Plan, copies of which have been filed with the Department of Labor and furnished (or made available) to the Lenders, (A) is complete and accurate, (B) fairly presents the funding status of such Plan, and (C) since the date of such Schedule SB there has been no change in such funding status.

(iii)    Neither the Borrower nor any member of the Controlled Group has incurred or reasonably expects to incur any withdrawal liability under ERISA to any Multiemployer Plan.
(i)    Margin Stock. After applying the proceeds of each Borrowing, not more than 25% of the value of the assets of the Borrower and its Subsidiaries subject to the restrictions of Section 5.03(a) or (b) will consist of or be represented by Margin Stock. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowing will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.
(j)    Investment Company. The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(k)    No Event of Default. No event has occurred and is continuing that constitutes an Event of Default or an Unmatured Default.
(l)    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and Sanctions in all material respects by the Covered Entities and their respective directors, officers, employees and, to the extent commercially reasonable, agents under the control and acting on behalf of the Covered Entities. The Covered Entities are in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the regulations promulgated by OFAC (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act. The Covered Entities and their respective officers and employees and, to the knowledge of the Borrower, the Covered Entities’ directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Covered Entities or any of their respective directors, officers or employees or, to the knowledge of the Borrower, any agent of the Covered Entities (i) is a Sanctioned Person, (ii) has assets located in Sanctioned Countries in violation of applicable Sanctions, (iii) does business in or with, or derives its operating income from investments in, or transactions with, Sanctioned Persons or (iv) does unauthorized business in or with, or derives its operating income from unauthorized investments in, or transactions with, Sanctioned Countries. No Borrowing or use of proceeds thereof will violate Anti-Corruption Laws or applicable Sanctions.
(m)    No Material Misstatements. The reports, financial statements and other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender pursuant to or in connection with the Loan Documents and the transactions contemplated thereby, when taken together with the Disclosure Documents, do not contain and will not contain, when taken as a whole, any untrue statement of a material fact and do not omit and will not omit, when taken as a whole, to state any fact necessary to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading in any material respect.

(n)    EEA Financial Institution. The Borrower is not an EEA Financial Institution.
ARTICLE V
COVENANTS OF THE BORROWER
SECTION 5.01. Affirmative Covenants of the Borrower.
Unless the Majority Lenders shall otherwise consent in writing, so long as any amount payable by the Borrower hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:
(a)    Preservation of Corporate Existence, Etc. (i) Without limiting the right of the Borrower to merge with or into or consolidate with or into any other corporation or entity in accordance with the provisions of Section 5.03(c) hereof, preserve and maintain its corporate existence under the laws of a State of the United States or the District of Columbia, (ii) qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is reasonably necessary in view of its business and operations or the ownership of its properties and (iii) preserve, renew and keep in full force and effect the rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in the case of clauses (ii) and (iii) above, to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect.
(b)    Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations, and orders of any Governmental Authority, the noncompliance with which would not reasonably be expected to result in a Material Adverse Effect, such compliance to include, without limitation, compliance with the Patriot Act, regulations promulgated by OFAC, Environmental Laws and ERISA and paying before the same become delinquent all material taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent compliance with any of the foregoing is then being contested in good faith by appropriate legal proceedings.
(c)    Maintenance of Insurance, Etc. Maintain, and cause its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations or through its own program of self-insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower and its Subsidiaries operate.
(d)    Inspection Rights. At any reasonable time and from time to time as the Administrative Agent or any Lender may reasonably request (upon five Business Days’ prior notice delivered to the Borrower and no more than once a year, unless an Event of Default has occurred and is continuing), permit the Administrative Agent or such Lender or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their respective officers or directors; provided, however, that (x) the Borrower reserves the right to restrict access to any of its Subsidiaries’ facilities in accordance with reasonably adopted procedures relating to safety and security and (y) neither the Borrower nor any of its Subsidiaries shall be required to disclose to the Administrative Agent or any Lender or any agents or representatives thereof any information that is the subject of attorney-client privilege or attorney work-product privilege properly asserted by the applicable Person to prevent the loss of such privilege in connection with such information or that is prevented from disclosure pursuant to a confidentiality agreement with third parties (provided that the Borrower agrees to use commercially reasonable efforts to obtain any required third-party consent to such disclosure, subject to customary nondisclosure restrictions applicable to the Administrative Agent or the Lenders, as applicable). The Administrative Agent and each Lender agree to use reasonable efforts to ensure that any information concerning the Borrower or any of its Subsidiaries obtained by the Administrative Agent or such Lender pursuant to this subsection (d) or subsection (g) below that is not contained in a report or other document filed with the SEC, distributed by the Borrower to its security holders or otherwise generally available to the public, will, to the extent permitted by law and except as may be required by valid subpoena or in the normal course of the Administrative Agent’s or such Lender’s business operations be treated confidentially by the Administrative Agent or such Lender, as the case may be, and will not be distributed or otherwise made available by the Administrative Agent or such Lender, as the case may be, to any Person, other than the Administrative Agent’s or such Lender’s employees, authorized agents or representatives (including, without limitation, attorneys and accountants).
(e)    Keeping of Books. Keep, and cause each Subsidiary to keep, proper books of record and account in which entries shall be made of all financial transactions and the assets and business of the Borrower and each of its Subsidiaries in accordance with GAAP.
(f)    Maintenance of Properties. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties (except such properties the failure of which to maintain or preserve would not have, individually or in the aggregate, a Material Adverse Effect) that are used or that are useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, and in accordance with prudent industry practices applicable to the industry of the Borrower, in all material respects, and (subject to subsection (b) above) Applicable Law it being understood that this covenant relates only to the good working order and condition of such properties and shall not be construed as a covenant of the Borrower or any of its Subsidiaries not to dispose of such properties by sale, lease, transfer or otherwise.
(g)    Reporting Requirements. Furnish, or cause to be furnished, to the Administrative Agent, with sufficient copies for each Lender, the following:
(i)    promptly after becoming aware of the occurrence of any Event of Default continuing on the date of such statement, the statement of an Authorized Officer of the Borrower setting forth details of such Event of Default and the action that the Borrower has taken or proposes to take with respect thereto;
(ii)    as soon as available and in any event within 60 days after the close of each of the first three quarters in each fiscal year of the Borrower, consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such quarter and consolidated statements of income of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, fairly presenting in all material respects the financial condition of the Borrower and its Subsidiaries as at such date and the results of operations of the Borrower and its Subsidiaries for such period and setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer, treasurer, assistant treasurer or controller of the Borrower as having been prepared in accordance with GAAP consistently applied (in the case of such statements that are unaudited, subject to year-end adjustments and the exclusion of detailed footnotes);
(iii)    as soon as available and in any event within 105 days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower and its Subsidiaries, containing consolidated and consolidating financial statements of the Borrower and its Subsidiaries for such year certified by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as at the end of such year and the results of their operations and their cash flows for the three-year period ending as at the end of such year in conformity with GAAP;
(iv)     concurrently with the delivery of the financial statements specified in clauses (ii) and (iii) above a certificate of the chief financial officer, treasurer, assistant treasurer or controller of the Borrower (A) stating whether the Borrower has any knowledge of the occurrence and continuance at the date of such certificate of any Event of Default not theretofore reported pursuant to the provisions of clause (i) of this subsection (g), and, if so, stating the facts with respect thereto, and (B) setting forth in a true and correct manner, the calculation of the applicable ratios contemplated by Section 5.02 hereof, as of the date of the most recent financial statements accompanying such certificate, to show the Borrower’s compliance with or the status of the applicable financial covenants contained in Section 5.02 hereof;
(v)    promptly after the sending or filing thereof, copies of any reports that the Borrower sends to any of its securityholders, and copies of all reports on Form 10-K, Form 10-Q or Form 8-K, if any, that the Borrower or any of its Subsidiaries files with the SEC;
(vi)    as soon as possible and in any event within 20 days after the Borrower or any member of the Controlled Group knows or has reason to know that any Termination Event with respect to any Plan has occurred or is reasonably likely to occur, that would reasonably be expected to result in liability exceeding $100,000,000 to the Borrower or such member of the Controlled Group, a statement of the chief financial officer of the Borrower describing such Termination Event and the action, if any, that the Borrower or such member of the Controlled Group, as the case may be, proposes to take with respect thereto;
(vii)    promptly upon reasonable request by the Administrative Agent or any Lender, after the filing thereof with the Department of Labor, copies of each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan;

(viii)    promptly upon request and in any event within five Business Days after receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or such member of the Controlled Group concerning the imposition of withdrawal liability pursuant to Section 4202 of ERISA;
(ix)    promptly and in any event within five Business Days after Moody’s or S&P has changed any relevant Reference Rating, notice of such change;
(x)    promptly upon the occurrence of a Reportable Compliance Event, notice of such occurrence; and
(xi)    such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries, including, without limitation, copies of all reports and registration statements that the Borrower or any Subsidiary files with the SEC or any national securities exchange, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.
The financial statements and reports described in paragraphs (ii), (iii) and (v) above will be deemed to have been delivered hereunder if publicly available on the SEC’s EDGAR Database or on FE’s website no later than the date specified for delivery of same under paragraph (ii), (iii) or (v), as applicable, above; provided, that the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.. If any financial statements or report described in paragraph (ii), (iii) or (v) above is due on a date that is not a Business Day, then such financial statements or report shall be delivered on the next succeeding Business Day.
The Borrower hereby acknowledges that (A) the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debtdomain, IntraLinks, SyndTrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (B) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.
(h)    Compliance with Anti-Corruption Laws and Sanctions. (i) Maintain in effect and enforce, and cause the other Covered Entities to maintain in effect and enforce, policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and applicable Sanctions in all material respects by the Covered Entities and their respective directors, officers, employees and, to the extent commercially reasonable, agents under the control and acting on behalf of the Covered Entities, and (ii) comply, and cause the other Covered Entities to comply, in all material respects with Anti-Corruption Laws and Sanctions applicable to it or its property.
SECTION 5.02. Financial Covenants.
Unless the Majority Lenders shall otherwise consent in writing, so long as any amount payable by the Borrower hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:
(a)    Debt to Capitalization Ratio. Maintain a Debt to Capitalization Ratio of no more than 0.65 to 1.00 (determined as of the last day of each fiscal quarter).
(b)    Consolidated Interest Coverage Ratio. Not permit the Consolidated Interest Coverage Ratio for the four-fiscal-quarter period ended on the last day of any fiscal quarter of the Borrower, commencing with the fiscal quarter ending December 31, 2016, to be less than the amount set forth below for such fiscal quarter (provided, however, that upon the Borrower obtaining a Reference Rating of BBB- or higher by S&P and Baa3 or higher by Moody’s, the Borrower shall not be required to comply with this Section 5.02(b) thereafter):

Four-Fiscal-Quarter Period Ending:	Minimum Ratio
December 31, 2016	1.75:1.00
March 31, 2017	1.75:1.00
June 30, 2017	1.75:1.00
September 30, 2017	1.75:1.00
December 31, 2017	1.75:1.00
March 31, 2018	2.00:1.00
June 30, 2018	2.00:1.00
September 30, 2018	2.00:1.00
December 31, 2018	2.00:1.00
March 31, 2019	2.25:1.00
June 30, 2019	2.25:1.00

September 30, 2019	2.25:1.00
December 31, 2019	2.25:1.00
March 31, 2020	2.50:1.00
June 30, 2020	2.50:1.00
September 30, 2020	2.50:1.00
December 31, 2020	2.50:1.00
March 31, 2021	2.50:1.00
June 30, 2021	2.50:1.00
September 30, 2021	2.50:1.00
December 31, 2021	2.50:1.00

SECTION 5.03. Negative Covenants of the Borrower.
Unless the Majority Lenders shall otherwise consent in writing, so long as any amount payable by the Borrower hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:
(a)    Sales, Etc. (i) Sell, lease, transfer or otherwise dispose of any shares of common stock of any Significant Subsidiary of the Borrower, whether now owned or hereafter acquired by the Borrower, or permit any Significant Subsidiary of the Borrower to do so, or (ii) sell, lease, transfer or otherwise dispose of (whether in one transaction or a series of transactions) or permit any of its Subsidiaries to sell, lease, transfer or dispose of (whether in one transaction or a series of transactions) assets located in the United States (other than any assets that are purported to be conveyed in connection with a Permitted Securitization but including assets purported to be conveyed pursuant to any sale leaseback transaction) having an aggregate book value (determined as of the date of such transaction for all such transactions since the date hereof) that is greater than 20% of the book value of all of the consolidated fixed assets of the Borrower, as reported on the most recent consolidated balance sheet of the Borrower prior to the date of such sale, lease transfer or disposition to any entity other than the Borrower or any of its wholly owned direct or indirect Subsidiaries; provided, however, that the limitation in this clause (ii) shall not in any way restrict, and shall not apply to, (A) the contribution or transfer of the transmission assets of Penelec and Met-Ed to Mid-Atlantic Interstate Transmission, LLC pursuant to the MAIT FERC Transfer Order, (B) the sale, transfer or other disposition of any equity interests in or assets of any Unregulated Subsidiary, (C) the sale, lease, transfer or other disposition of the Bath County hydroelectric generation facility located in Warm Springs, Virginia, or (D) the sale, lease, transfer or other disposition of the Borrower’s assets to a Subsidiary of the Borrower or a newly-formed Person to which all or substantially all of the assets and liabilities of the Borrower and its Subsidiaries are being transferred, in each case under this clause (D), pursuant to a transaction permitted under subsection (c) below.
(b)    Liens, Etc. Create or suffer to exist, or permit any Significant Subsidiary of the Borrower to create or suffer to exist, any Lien upon or with respect to any of its properties (including, without limitation, any shares of any class of equity security of any Significant Subsidiary of the Borrower), in each case to secure or provide for the payment of Indebtedness, other than (i) liens consisting of (A) pledges or deposits in the ordinary course of business to secure obligations under worker’s compensation laws or similar legislation, (B) deposits in the ordinary course of business to secure, or in lieu of, surety, appeal, or customs bonds to which the Borrower or Significant Subsidiary is a party, (C) deposits, in an aggregate amount not to exceed $200,000,000 at any one time outstanding, made by the Borrower during the period from the date hereof through and including December 31, 2018 to secure, or in lieu of, surety, appeal, or customs bonds to which any Unregulated Subsidiary is a party, (D) pledges or deposits in the ordinary course of business to secure performance in connection with bids, tenders or contracts (other than contracts for the payment of money), or (E) materialmen’s, mechanics’, carriers’, workers’, repairmen’s or other like Liens incurred in the ordinary course of business for sums not yet due or currently being contested in good faith by appropriate proceedings diligently conducted, or deposits to obtain in the release of such Liens; (ii) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower or Significant Subsidiary in the ordinary course of business, which secure the purchase price of such property or secure indebtedness incurred solely for the purpose of financing the acquisition of such property; (iii) Liens existing on property acquired by the Borrower or Significant Subsidiary or on the property of any Person at the time that such Person becomes a direct or indirect Significant Subsidiary of the Borrower or Significant Subsidiary or is merged into or consolidated with the Borrower or Significant Subsidiary; provided, in each case, that such Liens were not created to secure the acquisition of such Person; (iv) Liens in existence on the date of this Agreement; (v) Liens created by any First Mortgage Indenture, so long as under the terms thereof no “event of default” (howsoever designated) in respect of any bonds issued thereunder will be triggered by reference to an Event of Default or Unmatured Default; (vi) Liens securing Attributable Securitization Obligations on the assets purported to be sold in connection with the applicable Permitted Securitization; (vii) Liens securing Nonrecourse Indebtedness; (viii) Liens on cash or cash equivalents deposited on behalf of or pledged to counterparties with respect to Permitted Obligations of the Borrower or any of its Significant Subsidiaries; (ix) Liens on cash or cash equivalents to defease Indebtedness of the Borrower or any of its Subsidiaries; (x) Liens on cash or cash equivalents constituting proceeds from a disposition of assets otherwise not prohibited under subsection (a) above, which proceeds are deposited in escrow accounts for indemnification, adjustment of purchase price or similar obligations to the purchaser of such assets; (xi) Liens securing obligations in respect of pollution control or industrial revenue bonds or nuclear fuel leases, provided that such Liens extend to only the equipment, project, nuclear fuel or other assets financed with the proceeds of such financing; (xii) Liens arising in connection with leases that shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which the Borrower or Significant Subsidiary is liable as lessee; provided, that no such Lien shall extend to or cover any assets of the Borrower or Significant Subsidiary other than the assets of the Borrower or Significant Subsidiary subject to such lease and proceeds thereof; and (xiii) Liens created for the sole purpose of refinancing, extending, renewing or replacing in whole or in part Indebtedness secured by any Lien referred to in the foregoing clauses (i) through (xii); provided, however, that the principal amount of Indebtedness (or, if greater, the aggregate lending commitment) secured thereby shall not exceed the principal amount of Indebtedness (or, if greater, the aggregate lending commitment) so secured at the time of such refinancing, extension, renewal or replacement, and that such refinancing, extension, renewal or replacement, as the case may be, shall be limited to all or a part of the property or Indebtedness that secured the Lien so extended, renewed or replaced (and any improvements on such property).

(c)    Mergers, Etc. Merge with or into or consolidate with or into any other Person, or permit any of its Subsidiaries to do so unless (i) immediately after giving effect thereto, no event shall have occurred and be continuing that constitutes an Event of Default, (ii) the consolidation or merger shall not materially and adversely affect the ability of the Borrower (or its successor by merger or consolidation as contemplated by clause (A) of this subsection (c)) to perform its obligations hereunder or under any other Loan Document, and (iii) in the case of any merger or consolidation to which the Borrower is a party, the Person formed by such consolidation or into which the Borrower shall be merged shall (1) assume the Borrower’s obligations under this Agreement and the other Loan Documents to which it is a party in a writing reasonably satisfactory in form and substance to the Administrative Agent and (2) be organized under the laws of a State of the United States or the District of Columbia. Without limiting the foregoing, (A) the Borrower may merge with or into or consolidate with or into a Significant Subsidiary or into a newly-formed Person into which one or more Significant Subsidiaries are being merged or consolidated (which Person will become the Borrower hereunder), and (B) the Borrower may transfer all or substantially all of its assets and liabilities to a Significant Subsidiary or to a newly-formed Person to which all or substantially all of the assets and liabilities of one or more Significant Subsidiaries are being transferred (which Person will become the Borrower hereunder), in each case of clauses (A) and (B), if (1) the surviving Person, transferee or Person otherwise specified above to become the Borrower hereunder, as applicable, assumes the Borrower’s obligations under this Agreement and the other Loan Documents pursuant to an instrument in form and substance reasonably satisfactory to the Administrative Agent, (2) the Reference Ratings of the surviving or resulting Borrower are not, after giving effect to such transactions, any lower than the Reference Ratings of the Borrower immediately prior to the consummation of such transactions, unless the Reference Ratings of such surviving or resulting Borrower are at least BBB- and Baa3, and (3) the parties to such transaction deliver to the Administrative Agent certified copies of all corporate or limited liability, equity holder and Governmental Authority approvals required in connection with such transactions and legal opinions of counsel to such parties relating to such transactions and the assumption agreement described in clause (1) above; provided, however, that notwithstanding anything herein to the contrary, in no event shall (x) the Borrower or any Significant Subsidiary merge with or into or consolidate with or into any Unregulated Subsidiary or (y) the Borrower or any Significant Subsidiary transfer all or substantially all of its assets to an Unregulated Subsidiary. Notwithstanding the foregoing, nothing in this Section 5.03(c) shall restrict any merger or consolidation of any Unregulated Subsidiary in connection with any sale, transfer or other disposition of any equity interests in or assets of such Unregulated Subsidiary to any Person that is not an Affiliate of the Borrower in a transaction permitted under Section 5.03(a).
(d)    Compliance with ERISA. (i) Enter into any nonexempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) involving any Plan that may result in any liability of the Borrower to any Person that (in the opinion of the Majority Lenders) would reasonably be expected to have a Material Adverse Effect or (ii) allow or suffer to exist any event or condition known to the Borrower that results in any liability of the Borrower to the PBGC that would reasonably be expected to have a Material Adverse Effect. For purposes of this subsection (d), “liability” shall not include termination insurance premiums payable under Section 4007 of ERISA.

(e)    Use of Proceeds. Use the proceeds of any Borrowing for any purpose other than (i) refinancing the Existing Facilities and (ii) working capital and other general corporate purposes of the Borrower and its Subsidiaries (which, for the avoidance of doubt, shall include intercompany loans and advances by the Borrower to any of its Subsidiaries, including any Unregulated Subsidiary); provided, however, that the Borrower may not use such proceeds in connection with any Hostile Acquisition.
(f)    Limitation on Cross-Default Provisions.     Incur or permit any Significant Subsidiary to incur (which for purposes of this subsection (f), shall not include the drawdown by the Borrower or any Significant Subsidiary of any revolving credit facility or any letter of credit facility of the Borrower or any Significant Subsidiary in existence on June 17, 2011 or any other incurrence of Indebtedness or other obligation under agreements in existence on such date pursuant to the terms thereof as in effect on such date) after the date hereof any Indebtedness, Commodity Trading Obligations or Hedging Obligations that shall or may become subject to acceleration, redemption or mandatory purchase prior to the stated maturity date of such Indebtedness or the stated or otherwise applicable date for performance of such Commodity Trading Obligations or Hedging Obligations, as the case may be, upon the occurrence of one or more events of default or credit events or similar events (howsoever designated) under any document or instrument evidencing any Indebtedness, Commodity Trading Obligations or Hedging Obligations of FES, AESC or any of their respective Subsidiaries.
(g)    Compliance with Anti-Corruption Laws and Sanctions. Request any Borrowing, or use, or permit any of the other Covered Entities and its or their respective directors, officers, employees and agents to use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, (iii) for the purpose of unauthorized funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Country, or (iv) in any manner that would result in the violation of any Sanctions applicable to, or the imposition of any Sanctions on, any Covered Entity or, to the knowledge of the Borrower, any other party hereto.
(h)    Equity Contributions. Make, or permit any Significant Subsidiary to make, any equity contributions to any Unregulated Subsidiary; provided, however, that this Section 5.03(h) shall not restrict or otherwise apply to (i) any such equity contributions that are required by Applicable Law or court order or (ii) any intercompany advances made to any Unregulated Subsidiary (including, without limitation, pursuant to the Unregulated Money Pool Agreement) that are recharacterized by a court or other Governmental Authority as equity contributions.
ARTICLE VI
EVENTS OF DEFAULT
SECTION 6.01. Events of Default.
If any of the following events shall occur and be continuing (an “Event of Default”):

(a)    (i) Any principal of any Advance shall not be paid by the Borrower when the same becomes due and payable, or (ii) any interest on any Advance or any fees or other amounts payable hereunder shall not be paid by the Borrower within three Business Days after the same becomes due and payable; or
(b)    Any representation or warranty made by the Borrower (or any of its officers) in any Loan Document or in connection with any Loan Document shall prove to have been incorrect or misleading in any material respect when made; or
(c)    (i) The Borrower shall fail to perform or observe any covenant set forth in Section 5.01(a)(i), Section 5.01(g)(i), Section 5.01(h), Section 5.02 or Section 5.03, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement (other than those covenants otherwise covered in clause (a) or (c)(i) of this Section 6.01) contained in this Agreement or any other Loan Document and such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
(d)    Any material provision of this Agreement or any other Loan Document shall at any time and for any reason cease to be valid and binding upon the Borrower, except pursuant to the terms thereof, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested in any manner by the Borrower or any Governmental Authority, or the Borrower shall deny in any manner that it has any or further liability or obligation under this Agreement or any other Loan Document; or
(e)    The Borrower or any Significant Subsidiary shall fail to pay any principal of or premium or interest on any Indebtedness (other than Indebtedness of the Borrower under this Agreement) that is outstanding in a principal amount in excess of $100,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or
(f)    The Borrower or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Significant Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition or arrangement with creditors, a readjustment of its debts, in each case under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted or acquiesced in by it), either such proceeding shall remain undismissed or unstayed for a period of 60 consecutive days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any Significant Subsidiary shall take any corporate action to authorize or to consent to any of the actions set forth above in this subsection (f); or
(g)    Any judgment or order for the payment of money exceeding any applicable insurance coverage by more than $100,000,000 shall be rendered by a court of final adjudication against the Borrower or any Significant Subsidiary and either (i) valid enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(h)    Any Termination Event with respect to a Plan shall have occurred or the Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender, such Termination Event (if correctable) shall not have been corrected, and, as applicable, (1) the actual liability in respect of such Termination Event to the Borrower would reasonably be expected to exceed $100,000,000, or (2) as a result of such complete or partial withdrawal from a Multiemployer Plan, the Borrower would reasonably be expected to incur withdrawal liability in an amount exceeding $100,000,000; or
(i)    (i) The Borrower shall fail to own directly or indirectly 100% of the issued and outstanding shares of common stock of each Significant Subsidiary, (ii) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors; or (iii) commencing after the date of this Agreement, individuals who as of the date of this Agreement were directors shall have ceased for any reason to constitute a majority of the Board of Directors of the Borrower unless the Persons replacing such individuals were nominated by the stockholders or the Board of Directors of the Borrower in accordance with the Borrower’s Organizational Documents (each a “Change of Control”); or
(j)    An “Event of Default” (as defined in the FE Revolving Credit Agreement) shall have occurred and be continuing;
then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Majority Lenders, (i) by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) by notice to the Borrower, declare the Advances and all other amounts payable under this Agreement and the other Loan Documents by the Borrower to be forthwith due and payable, whereupon such Advances and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any Significant Subsidiary under the Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) all Advances and all other amounts payable under this Agreement by the Borrower shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
ARTICLE VII
THE ADMINISTRATIVE AGENT
SECTION 7.01. Appointment and Authority.
Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
SECTION 7.02. Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 7.03. Exculpatory Provisions.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether an Unmatured Default or an Event of Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under the Bankruptcy Code or any other law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of the Bankruptcy Code or such other law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 and 6.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Unmatured Default or Event of Default unless and until notice describing such Unmatured Default or Event of Default is given in writing to the Administrative Agent by the Borrower or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Unmatured Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 7.04. Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it in good faith to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it in good faith to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 7.05. Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
SECTION 7.06. Indemnification.
Each Lender agrees to indemnify the Administrative Agent and its Affiliates and their respective officers, directors, employees and professional advisors (to the extent not reimbursed by the Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent or any such other Indemnified Person in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent (in its capacity as such), or by such other Indemnified Person acting for the Administrative Agent in connection with such capacity, under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such other Indemnified Person’s (as the case may be) gross negligence or willful misconduct as determined by the final, non-appealable judgment of a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out‑of‑pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such expenses are reimbursable by the Borrower but for which the Administrative Agent is not reimbursed by the Borrower. For purposes of this Section 7.06, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lenders or (ii) the aggregate amounts of their respective unused Commitments at such time. In the event that any Lender shall have failed to make any Advance as required hereunder, such Lender’s Commitment shall be considered to be unused for purposes of this Section 7.06 to the extent of the amount of such Advance. The obligations of the Lenders under this Section 7.06 are subject to the provisions of Section 2.02(d).
SECTION 7.07. Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, with the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed, but which consent shall not be required if an Event of Default shall have occurred and be continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (iv) of the definition thereof, the Majority Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed, but which consent shall not be required if an Event of Default shall have occurred and be continuing), appoint a successor, which successor shall be a Lender or an Affiliate of a Lender (the effective date of such removal and appointment of a successor being referred to herein as the “Removal Effective Date”).
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.13(i) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 8.05 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
SECTION 7.08. Non-Reliance on Administrative Agent and Other Lenders.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties (or any such Person or any Affiliate thereof acting in the capacity of “Joint Lead Arranger”, “Syndication Agent” or “Documentation Agent”) and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties (or any such Person or any Affiliate thereof acting in the capacity of “Joint Lead Arranger”, “Syndication Agent” or “Documentation Agent”) and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 7.09. No Other Duties, Etc.
Anything herein to the contrary notwithstanding, none of the Persons listed on the cover page hereof as a “Joint Lead Arranger”, “Documentation Agent” or “Syndication Agent” shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder. All references to Merrill Lynch, Pierce, Fenner & Smith Incorporated in its capacity as a “Joint Lead Arranger” shall include any other registered broker-dealer wholly-owned by Bank of America Corporation to which all of Bank of America Corporation’s or any of its Subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement.
SECTION 7.10. Administrative Agent May File Proofs of Claim.
In case of the pendency of any proceeding under the Bankruptcy Code or any other law relating to bankruptcy, insolvency or reorganization or relief of debtors or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other amounts that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel, and all other amounts due the Lenders and the Administrative Agent under Sections 2.03 and 8.05) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent, under Sections 2.03 and 8.05.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Advances or other amounts payable by the Borrower under this Agreement and the other Loan Documents or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
ARTICLE VIII
MISCELLANEOUS
SECTION 8.01. Amendments, Etc.
Subject to Section 2.16(a)(i), no amendment or waiver of any provision of this Agreement or any Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower (and acknowledged by the Administrative Agent), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders affected thereby (other than, in the case of clause (a), (f) or (g)(ii) below, any Defaulting Lender), do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase or extend the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) change any provision hereof in a manner that would alter the pro rata sharing of payments or the pro rata reduction of Commitments among the Lenders, (d) reduce the principal of, or interest (or rate of interest) on, the Advances or any fees or other amounts payable hereunder, (e) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (f) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (g) waive or amend (i) this Section 8.01, (ii) the definition of “Majority Lenders” or (iii) the proviso contained in Section 8.07; and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or Section 2.16; (ii) Section 8.08(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Advances are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) this Agreement may be amended and restated without the consent of any Lender or the Administrative Agent if, upon giving effect to such amendment and restatement, such Lender or the Administrative Agent, as the case may be, shall no longer be a party to this Agreement (as so amended and restated) or have any Commitment or other obligation hereunder and shall have been paid in full all amounts payable hereunder to such Lender or the Administrative Agent, as the case may be.
SECTION 8.02. Notices, Etc.
Unless specifically provided otherwise in this Agreement, all notices and other communications provided for hereunder shall be in writing (including facsimile) and delivered by hand or overnight courier service, mailed or sent by facsimile, if to the Borrower, to it at its address at 76 South Main Street, Akron, Ohio 44308, Attention: Treasurer, Facsimile: (330) 384-3772; if to any Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Assumption pursuant to which it became a Lender; if to the Administrative Agent, at its applicable address set forth in Schedule II hereto; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. Subject to the other notice requirements of this Agreement, all notices and communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, mailed or sent by facsimile to such party and received during the normal business hours of such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section. If such notices and communications are received after the normal business hours of such party, receipt shall be deemed to have been given upon the opening of the recipient’s next Business Day.
SECTION 8.03. Electronic Communications.
(a)    The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Unmatured Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to concetta.lincoln@baml.com or faxing the Communications to (704) 719-8839. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner otherwise specified in this Agreement, but only to the extent requested by the Administrative Agent.
(b)    The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on the Platform. The Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.
(c)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF THE COMMUNICATIONS THROUGH THE PLATFORM, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
(d)    The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Subject to the other notice requirements of this Agreement, all such notices and Communications given to the Administrative Agent or such Lender in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by electronic/soft medium to such party and received during the normal business hours of such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section. If such notices and communications are received after the normal business hours of such party, receipt shall be deemed to have been given upon the opening of the recipient’s next Business Day.
(e)    Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 8.04. No Waiver; Remedies.
No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 6.01 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 8.06 (subject to the terms of Section 2.14), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under the Bankruptcy Code; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then the Majority Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 6.01.
SECTION 8.05. Costs and Expenses; Indemnification.
(a)    The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the preparation, execution, delivery, syndication administration, modification and amendment of this Agreement, any Note and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out‑of‑pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all reasonable out-of-pocket costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of counsel), incurred by the Administrative Agent and the Lenders in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, any Note and the other documents to be delivered hereunder, including, without limitation, counsel fees and expenses in connection with the enforcement of rights under this Section 8.05(a). The Borrower’s obligations under this Section 8.05(a) shall survive (x) the repayment of all amounts owing to the Lenders and the Administrative Agent under this Agreement and any Note and (y) the termination of this Agreement.
(b)    Except as otherwise expressly provided to the contrary herein, if any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08 or 2.11 or a prepayment pursuant to Section 2.09 or acceleration of the maturity of any amounts owing hereunder pursuant to Section 6.01 or upon an assignment made upon demand of the Borrower pursuant to Section 2.17(b) or for any other reason, the Borrower shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. The Borrower’s obligations under this Section 8.05(b) shall survive the repayment of all other amounts owing to the Lenders and the Administrative Agent under this Agreement and any Note and the termination of this Agreement.
(c)    The Borrower hereby agrees to indemnify and hold each Lender, the Administrative Agent and their respective Affiliates and their respective officers, directors, partners, employees and professional advisors (each, an “Indemnified Person”) harmless from and against any and all claims, damages, liabilities, obligations, losses, penalties, costs or expenses (including reasonable attorney’s fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding) that any of them may incur or that may be claimed against any of them by any Person (including the Borrower) by reason of or in connection with or arising out of any investigation, litigation or proceeding related to this Agreement, any of the transactions contemplated herein and any use or proposed use by the Borrower of the proceeds of any Advance, except to the extent such claim, damage, liability, obligation, loss, penalty, cost or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct. The Borrower’s obligations under this Section 8.05(c) shall survive (x) the repayment of all amounts owing to the Lenders and the Administrative Agent under this Agreement and any Note and (y) the termination of this Agreement. If and to the extent that the obligations of the Borrower under this Section 8.05(c) are unenforceable for any reason, the Borrower agrees to make the maximum payment in satisfaction of such obligations that are not unenforceable that is permissible under Applicable Law or, if less, such amount that may be ordered by a court of competent jurisdiction.
(d)    To the extent permitted by law, the Borrower also agrees not to assert any claim against any Indemnified Person on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) in connection with, arising out of, or otherwise relating to this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.
SECTION 8.06. Right of Set-off.
Upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, excluding, however, any payroll accounts maintained by the Borrower with such Lender if and to the extent that such Lender shall have expressly waived its set-off rights in writing in respect of such payroll account) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set‑off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set‑off and application. The rights of each Lender under this Section 8.06 are in addition to other rights and remedies (including, without limitation, other rights of set‑off) that such Lender may have.
SECTION 8.07. Binding Effect.
This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and permitted assigns; provided, that the Borrower shall not have the right to assign its rights or obligations hereunder or any interest herein except (x) with the prior written consent of each Lender (and any such assignment (other than any assignment pursuant to the following clause (y)) without such consent shall be null and void ab initio) or (y) pursuant to Section 5.03(c).
SECTION 8.08. Assignments and Participations.
(a)    Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 8.08, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 8.08, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 8.08, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section 8.08 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 8.08 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section 8.08 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section 8.08, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if the “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, or an integral multiple of $1,000,000 in excess thereof, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by giving written notice to the Administrative Agent within five Business Days after having received notice thereof.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 8.08 and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by giving written notice to the Administrative Agent within five Business Days after having received notice thereof, and provided, further, that the Borrower’s consent shall not be required during the primary syndication hereof; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (to be paid by the assigning Lender, or, in the case of an assignment pursuant to Section 2.17(b), the Borrower); provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this subsection, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 8.08, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10, 2.13 and 8.05 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 8.08.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address referred to in Section 8.02, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a Person described in Section 8.08(b)(v) or (vi)) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 7.06 with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (a) through (g)

of Section 8.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.13 and 8.05(b) (subject to the requirements and limitations therein, including the requirements under Section 2.13(g) (it being understood that the documentation required under Section 2.13(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.17 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.10 or 2.13, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent (x) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation and (y) the sale to such Participant is made with the Borrower’s prior written consent. Each Lender that sells a participation to any Participant agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17(b) with respect to such Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.06 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments, Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Advances or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Advance or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.13(g) as though it were a Lender.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Disclosure of Certain Information. Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.08, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, that prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Lender.
(g)    Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(e). Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.10), (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (1) with notice to, but without prior consent of, the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Advance to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.
SECTION 8.09. Governing Law.
THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 8.10. Consent to Jurisdiction; Waiver of Jury Trial.
(a)    To the fullest extent permitted by law, the Borrower hereby irrevocably (i) submits to the exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan, New York City and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement or any other Loan Document and (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower also irrevocably consents, to the fullest extent permitted by law, to the service of any and all process in any such action or proceeding by the mailing by certified mail of copies of such process to the Borrower at its address specified in Section 8.02. The Borrower agrees, to the fullest extent permitted by law, that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)    THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.
SECTION 8.11. Severability.
Any provision of this Agreement that is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.
SECTION 8.12. Entire Agreement.
This Agreement and the Notes issued hereunder constitute the entire contract among the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement, except (i) as expressly agreed in any such previous agreement and (ii) for the Fee Letters. Except as is expressly provided for herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.
SECTION 8.13. Execution in Counterparts; Electronic Execution of Assignments and Certain Other Documents.
(a)    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
(b)    The words “execute”, “execution”, “signed”, “signature” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, Assignment and Assumptions, amendments or other modifications, Notices of Borrowing, Notices of Conversion, Notices of Prepayment, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format (other than, for the avoidance of doubt, manually signed documents sent by facsimile pursuant to Section 8.02 and other manually signed Communications sent pursuant to Section 8.03) unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
SECTION 8.14. USA PATRIOT Act Notice.
Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower pursuant to the requirements of the Patriot Act that it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.
SECTION 8.15. No Fiduciary Duty.
The Administrative Agent, each Lender and their respective Affiliates (collectively, the “Credit Parties”), may have economic interests that conflict with those of the Borrower, their stockholders and/or their affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Credit Party, on the one hand, and the Borrower, its stockholders or its affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Credit Parties, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Credit Party has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Credit Party has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Credit Party is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Credit Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.
SECTION 8.16. Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
SECTION 8.17. Treatment of Certain Information; Confidentiality.
Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties, including, without limitation, their respective accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower; in the event of any required disclosure by the Administrative Agent or any Lender under clause (c) above, the Administrative Agent or such Lender, as applicable, agrees to use reasonable efforts to inform the Borrower as promptly as practicable to the extent legally permitted to do so. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors and similar service providers to the lending industry, such information to consist of deal terms and other information customarily found in Gold Sheets and similar industry publications.
For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or such Subsidiary, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH) FURNISHED TO IT BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, REQUESTS FOR WAIVERS AND AMENDMENTS) MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 8.18. Waiver of Notice Requirement under the Existing Credit Agreement.
In connection with the prepayment in full of the outstanding principal amount of all Advances (as defined in the Existing Credit Agreement) under the Existing Credit Agreement on the date hereof, each Bank that is a Lender (as defined in the Existing Credit Agreement) under the Existing Credit Agreement (each, an “Existing Lender”) hereby waives (solely in its capacity as an Existing Lender) the requirement for prior written notice of such prepayment pursuant to Section 2.08(ii) of the Existing Credit Agreement, provided, that such written notice has been furnished by the Borrower to the Administrative Agent (as defined in the Existing Credit Agreement) on the date hereof immediately prior to the effectiveness of this Agreement.

[Signatures to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FIRSTENERGY CORP.

By    /s/ Steven R. Staub
Name: Steven R. Staub
Title: Vice President and Treasurer

[FirstEnergy Corp. Term Loan Credit Agreement]
112461099 v3

BANK OF AMERICA, N.A., as Administrative Agent

By     /s/Kelly Weaver
Name: Kelly Weaver
Title: Vice President

BANK OF AMERICA, N.A., as a Bank

By     /s/William Merritt
Name: William Merritt
Title: Director

[FirstEnergy Corp. Term Loan Credit Agreement]

MIZUHO BANK, LTD., as a Bank

By     /s/Nelson Chang
Name: Nelson Chang
Title: Authorized Signatory

[FirstEnergy Corp. Term Loan Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Bank

By     /s/Juan Javellana
Name: Juan Javellana
Title: Executive Director

[FirstEnergy Corp. Term Loan Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Bank

By     /s/Thomas E.Redmond
Name: Thomas E. Redmond
Title: Managing Director

[FirstEnergy Corp. Term Loan Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Bank

By     /s/Jeffrey Flagg
Name: Jeffrey Flagg
Title: VP

[FirstEnergy Corp. Term Loan Credit Agreement]

THE BANK OF NOVA SCOTIA, as a Bank

By     /s/David Dewar
Name: David Dewar
Title: Director

[FirstEnergy Corp. Term Loan Credit Agreement]

CITIBANK, N.A., as a Bank

By     /s/Richard Rivera
Name: Richard Rivera
Title: Vice President

[FirstEnergy Corp. Term Loan Credit Agreement]

BARCLAYS BANK PLC, as a Bank

By     /s/Christopher M. Aitkin
Name: Christopher M. Aitkin
Title: Assistant Vice President

[FirstEnergy Corp. Term Loan Credit Agreement]

COBANK, ACB, as a Bank

By     /s/Josh Batchelder
Name: Josh Batchelder
Title: Vice President

[FirstEnergy Corp. Term Loan Credit Agreement]

CANADIAN IMPERIAL BANK OF
COMMERCE, NEW YORK BRANCH, as a Bank

By     /s/Anju Abraham
Name: Anju Abraham
Title: Authorized Signatory

By     /s/Gordon R. Eadon
Name: Gordon R. Eadon
Title: Authorized Signatory

[FirstEnergy Corp. Term Loan Credit Agreement]

GOLDMAN SACHS BANK USA, as a Bank

By     /s/Josh Rosenthal
Name: Josh Rosenthal
Title: Authorized Signatory

[FirstEnergy Corp. Term Loan Credit Agreement]

[PAGE INTENTIONALLY LEFT BLANK]

[FirstEnergy Corp. Term Loan Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as a Bank

By     /s/Michael King
Name: Michael King
Title: Vice President

[FirstEnergy Corp. Term Loan Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as a Bank

By     /s/James D. Weinstein
Name: James D. Weinstein
Title: Managing Director

[FirstEnergy Corp. Term Loan Credit Agreement]

TD BANK, N.A., as a Bank

By     /s/Shannon Batchman
Name: Shannon Batchman
Title: Senior Vice President

[FirstEnergy Corp. Term Loan Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Bank

By     /s/Joe Horrigan
Name: Joe Horrigan
Title: Vice President

[FirstEnergy Corp. Term Loan Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as a Bank

By     /s/Renee M. Bonnell
Name: Renee M. Bonnell
Title: Vice President

[FirstEnergy Corp. Term Loan Credit Agreement]

SANTANDER BANK, N.A., as a Bank

By     /s/Andres Barbosa
Name: Andres Barbosa
Title: Executive Director

[FirstEnergy Corp. Term Loan Credit Agreement]

FIFTH THIRD BANK, as a Bank

By     /s/Mark Stapleton
Name: Mark Stapleton
Title: Vice President

[FirstEnergy Corp. Term Loan Credit Agreement]

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, as a Bank

By     /s/Christopher McKay
Name: Christopher McKay
Title: Director

By     /s/Peichen Chen
Name: Peichen Chen
Title: Assistant Vice President

[FirstEnergy Corp. Term Loan Credit Agreement]

THE BANK OF NEW YORK MELLON, as a Bank

By     /s/Richard K. Fronapfel, Jr.
Name: Richard K. Fronapfel, Jr.
Title: Vice President

[FirstEnergy Corp. Term Loan Credit Agreement]

CITIZENS BANK, N.A., as a Bank

By     /s/Stephen Keelty
Name: Stephen Keelty
Title: Senior Vice President

[FirstEnergy Corp. Term Loan Credit Agreement]

THE HUNTINGTON NATIONAL BANK, as a Bank

By:     /s/Martin H. McGinty
Name: Martin H. McGinty
Title: Vice President

[FirstEnergy Corp. Term Loan Credit Agreement]

FIRST NATIONAL BANK OF PENNSYLVANIA,
as a Bank

By:     /s/Robert E. Heuler
Name: Robert E. Heuler
Title: Vice President

[FirstEnergy Corp. Term Loan Credit Agreement]

SCHEDULE I

List of Commitments and Lending Offices

Lender	Commitment Amount	Domestic Lending Office	Eurodollar Lending Office

Bank of America, N.A.	$74,000,000.00	100 North Tryon Street NC1-007-17-18 Charlotte, NC 28255-0001 Contact: Will Merritt Phone: (980) 386-9762 Email: william.merritt@baml.com	Same as Domestic Lending Office
Mizuho Bank, Ltd.	$59,700,000.00	1251 Avenue of the Americas New York, NY 10020 Contact: Adam Cohen Phone: (212) 282-3568 Fax: (212) 282-4488 Email: Adam.cohen@mizuhocbus.com	Same as Domestic Lending Office

JPMorgan Chase Bank, N.A.	$67,000,000.00	500 Stanton Christiana Road, Ops 2, Floor 3 Newark, DE 19713-2107 Contact: Jiabei Han Phone: (212) 270-7971 Email: jiabei.han@jpmchase.com	Same as Domestic Lending Office
PNC Bank, National Association	$67,000,000.00	249 First Avenue Pittsburgh, PA 15222 Contact: Maja Kuljic Phone: (440) 546-7364 Fax: (877) 728-2851 Email: Pacticipationla8brv@pnc.com	Same as Domestic Lending Office

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$74,000,000.00	1251 Avenue of the Americas New York, NY 10020-1104 Contact: Nadia Sleiman Phone: (212) 782-6974 Email: nsleiman@us.mufg.jp	Same as Domestic Lending Office

112461099 v3

2

Lender	Commitment Amount	Domestic Lending Office	Eurodollar Lending Office
The Bank of Nova Scotia	$67,000,000.00	40 King Street West, 55th Floor Toronto, ON Canada M5H 1H1 Contact: Nick Giarratano Phone: (416) 350-1169 Fax: (416) 350-1161 Email: nick.giarratano@scotiabank.com	Same as Domestic Lending Office
Citibank, N.A.	$59,600,000.00	388 Greenwich St. New York, NY 10013 Contact: Amit Vasani Phone: (212) 816-4166 Email: Amit.vasani@citi.com	Same as Domestic Lending Office
Barclays Bank PLC	$67,000,000.00	745 7th Avenue New York, NY 10019	Same as Domestic Lending Office
		Contact: Leah Kaniampuram Phone: (212) 526-4763 Fax: (212) 526-5115 Email: leah.kaniampuram@barclays.com
CoBank, ACB	$44,900,000.00	6340 S. Fiddlers Green Circle Greenwood Village CO 80111 Contact: Yolanda Fitzpatrick Phone: (303) 740-4352 Email: Cobankloanaccouting@cobank.com	Same as Domestic Lending Office
Canadian Imperial Bank of Commerce, New York Branch	$70,000,000.00	30 Madison Avenue, 5th Floor New York, NY 10017 Contact: Gordon Eadon Phone: (212) 856-3948 Fax: (212) 856-3991 Email: Gordon.Eadon@cibc.com	Same as Domestic Lending Office
Goldman Sachs Bank USA	$58,400,000.00	30 Hudson Street, 4th Floor Jersey City, NJ 07302 Contact: Thierry C. Le Jouan Phone: (212) 934-3921 Email: gsd.link@gs.com	Same as Domestic Lending Office

3

Lender	Commitment Amount	Domestic Lending Office	Eurodollar Lending Office
Morgan Stanley Senior Funding, Inc.	$58,400,000.00	1300 Thames Street Wharf, 4th Floor Baltimore, MD 21231 Contact: Morgan Stanley Loan Servicing Phone: (443) 627-4355 Fax: (718) 233-2140 Email: msloanservicing@morganstanley.com	Same as Domestic Lending Office
Sumitomo Mitsui Banking Corporation	$70,000,000.00	277 Park Avenue New York, NY 10172 Contact: Emily Estevez Phone: (212) 224-4177 Fax: (212) 224-4384 Email: eestevez@smbc-Lf.com	Same as Domestic Lending Office
TD Bank, N.A.	$70,000,000.00	444 Madison Avenue, 2nd Floor New York, NY 10022 Contact: Shannon Batchman Phone: (646) 652-1406 Email: Shannon.Batchman@td.com	Same as Domestic Lending Office
U.S. Bank National Association	$70,000,000.00	425 Walnut Street Cincinnati, Ohio 45202 Contact: Eric Cosgrove Phone: (513) 632-3033 Fax: (513) 632-2068 Email: eric.cosgrove@usbank.com	Same as Domestic Lending Office
KeyBank National Association	$29,300,000.00	127 Public Square Cleveland, OH 44114 Contact: Renee Bonnell Phone: (216) 689-7729 Email: Renee.bonnell@keybank.com	Same as Domestic Lending Office
Santander Bank, N.A.	$45,700,000.00	45 E. 53rd Street New York, NY 10022 Contact: Kyle Hoffman Phone: (212) 940-1451 Email: Kyle.hoffman@santander.us	Same as Domestic Lending Office

4

Lender	Commitment Amount	Domestic Lending Office	Eurodollar Lending Office
Fifth Third Bank	$38,700,000.00	38 Fountain Square Plaza Cincinnati, Ohio 45263 Contact: Mark Stapleton Phone: (314) 889-3356 Email: Mark.stapleton@53.com	Same as Domestic Lending Office
Industrial and Commercial Bank of China Limited, New York Branch	$21,700,000.00	1633 Broadway, 28th Floor New York, NY 10019 Contact: Yung Tuen Lee Phone: (212) 238-8279 Fax: (212) 956-3631	Same as Domestic Lending Office
The Bank of New York Mellon	$41,500,000.00	225 Liberty Street, 17th Floor New York, NY 10286 Contact: Richard Fronapfel Phone: (212) 635-7615 Fax: (212) 635-7107 Email: Richard.fronapfel@bnymellon.com	Same as Domestic Lending Office
Citizens Bank, N.A.	$19,400,000.00	71 S. Wacker Drive, 29th Floor Chicago, IL 60606 Contact: Steve Maenhout Phone: (312) 777-3454 Email: Stephen.a.maenhout@citizensbank.com	Fax: 855-724-2361
The Huntington National Bank	$20,000,000.00	41 S. High Street Columbus, OH 43215 Contact: Martin McGinty Phone: (216) 515-6797 Email: Marty.H.McGinty@huntington.com	Same as Domestic Lending Office
First National Bank of Pennsylvania	$6,700,000.00	4140 East State Street Hermitage, PA 15148 Contact: Robert E Heuler Phone: (412) 359-2612 Fax: (412) 231-3584 Email: HeulerR@fnb-corp.com	Same as Domestic Lending Office
TOTAL	$1,200,000,000.00

SCHEDULE II

Administrative Agent’s Addresses for Notices

Administrative Agent’s Office
(for payments and Notices of Borrowing, Notices of Conversion and
Notices of Prepayment):

Bank of America, N.A.
Bank of America Plaza
901 Main Street
Mail Code: TX1-492-14-11
Dallas, TX 75202-3714
Attention: Jackie Jones
Telephone: 972-338-3765
Facsimile: 214-290-9439
Electronic Mail: jacqueline.r.jones@baml.com

Bank of America, N.A.
ABA# 026009593
Account No.: 1366072250600
Attention:  Credit Services
Reference:  FirstEnergy Corp.

Other Notices as Administrative Agent:

Bank of America, N.A.
Agency Management
900 W. Trade Street
Mail Code: NC1-026-06-03
Charlotte, NC 28255-0001
Attention: Kelly Weaver
Telephone: 980-387-5452
Facsimile: 704-208-2871
Electronic Mail: kelly.weaver@baml.com

112461099 v3

EXHIBIT A
Form of Assignment and Assumption

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Credit Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the Credit Agreement, and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

112461099 v3

1.    Assignor[s]:    ________________________________

______________________________
[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]: ______________________________

______________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower: FirstEnergy Corp.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.
Credit Agreement:    The $1,200,000,000 Term Loan Credit Agreement, dated as of December 6, 2016, among FirstEnergy Corp., as Borrower, the Lenders parties thereto and Bank of America, N.A., as Administrative Agent

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment/Advances for all Lenders[7]	Amount of Commitment/Advances Assigned[8]	Percentage Assigned of Commitment/ Advances[8]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.    Trade Date:    ______________]9

Effective Date: _____________ ___, 201__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

5 List each Assignor, as appropriate.
6 List each Assignee, as appropriate.
7 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
8 Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.
9 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]10

[NAME OF ASSIGNOR]

By______________________________
Name:
Title:

[NAME OF ASSIGNOR]

By______________________________
Name:
Title:

ASSIGNEE[S]11

[NAME OF ASSIGNEE]

By:______________________________
Name:
Title:

[NAME OF ASSIGNEE]

By:______________________________
Name:
Title:

10 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
11 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

[Consented to and]12 Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By: _________________________________
Name:
Title:

Consented to:

[FIRSTENERGY CORP.

By: _________________________________
Name:
Title:]13

12 To be added only if the consent of the Administrative Agent is required by terms of the Credit Agreement.
13 To be added only if the consent of the Borrower is required by terms of the Credit Agreement.

ANNEX 1

$1,200,000,000 Term Loan Credit Agreement, dated as of December 6, 2016, among FirstEnergy Corp., as Borrower, the Lenders parties thereto and Bank of America, N.A., as Administrative Agent

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.08(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 8.08(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(g) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is not a U.S. Person, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including pursuant to Section 2.13(g) of the Credit Agreement), duly completed and executed by [the][such] Assignee; (b) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (c) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B
Form of Note

PROMISSORY NOTE

U.S.$[______________]    _______ __, 20__

FOR VALUE RECEIVED, the undersigned, FIRSTENERGY CORP., an Ohio corporation (the “Borrower”), HEREBY PROMISES TO PAY to [_____________] (the “Lender”) for the account of its Applicable Lending Office (such term and other capitalized terms herein being used as defined in the Credit Agreement referred to below), or its registered assigns, the principal sum of U.S.$[______________] or, if less, the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the Credit Agreement outstanding on the Maturity Date, payable on the Maturity Date.

The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
Both principal and interest are payable in lawful money of the United States of America to Bank of America, N.A., as Administrative Agent, at [INSERT PAYMENT ADDRESS], in same day funds. Each Advance made by the Lender to the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.
This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Term Loan Credit Agreement, dated as of December 6, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto and Bank of America, N.A., as Administrative Agent for the Lenders thereunder. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

B-2

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
FIRSTENERGY CORP.

By
Name:
Title:

EXHIBIT C-1
Form of Notice of Borrowing

Bank of America, N.A., as Administrative Agent
for the Lenders party to the Credit Agreement
referred to below

[DATE]

Ladies and Gentlemen:
The undersigned refers to the Term Loan Credit Agreement, dated as of December 6, 2016 (the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders party thereto and Bank of America, N.A., as Administrative Agent for the Lenders thereunder, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests [a] Borrowing[s] under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing[s] (the “Proposed Borrowing[s]”) as required by Section 2.02(a) of the Credit Agreement:
(i)    The Business Day of the Proposed Borrowing[s] is December 6, 2016.
(ii)    The Type of Advance to be made in connection with the [First] Proposed Borrowing is [an Alternate Base Rate Advance] [a Eurodollar Rate Advance]. The aggregate amount of such Proposed Borrowing is $____________. [The Interest Period for each Eurodollar Rate Advance made as part of such Proposed Borrowing is ____ [week][month[s]].]
[(iii)    The Type of Advance to be made in connection with the [Second] Proposed Borrowing is [an Alternate Base Rate Advance] [a Eurodollar Rate Advance]. The aggregate amount of such Proposed Borrowing is $____________. [The Interest Period for each Eurodollar Rate Advance made as part of such Proposed Borrowing is ____ [week][month[s]].]
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing[s]:
(A)    the representations and warranties contained in Section 4.01 of the Credit Agreement are correct, before and after giving effect to the Proposed Borrowing[s] and to the application of the proceeds therefrom, as though made on

C-1-2

and as of such date (other than, as to any such representation or warranty that by its terms refers to a specific date other than the date of the Proposed Borrowing[s], in which case, such representation and warranty is true and correct as of such specific date); and
(B)    no event has occurred and is continuing, or would result from such Proposed Borrowing[s] or from the application of the proceeds therefrom, that constitutes an Event of Default or an Unmatured Default.
Please transfer or credit the funds to the following account:
Bank: ___________
Address: _________________
ABA #: __________________
Account #: _______________
Beneficiary: ______________
[remainder of page intentionally left blank]

C-1-3

Very truly yours,

FIRSTENERGY CORP.

By
Name:
Title:

EXHIBIT C-2
Form of Notice of Conversion

Bank of America, N.A., as Administrative Agent
for the Lenders party to the Credit Agreement
referred to below

[DATE]

Ladies and Gentlemen:
The undersigned refers to the Term Loan Credit Agreement, dated as of December 6, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders named therein and party thereto from time to time and Bank of America, N.A., as Administrative Agent for the Lenders thereunder, and hereby gives you notice, irrevocably, pursuant to Section 2.08 of the Credit Agreement that the undersigned hereby requests a Conversion of Advances:

1.	On __________________________ (a Business Day).

2.	The Advances to be Converted are comprised of [Alternate Base Rate Advances] [Eurodollar Rate Advances].

3.	In the amount of $__________________________.

4.	Such Advances to be Converted to [Alternate Base Rate Advances] [Eurodollar Rate Advances]. (Type of Advances requested)

5.	For Eurodollar Rate Advances: with an Interest Period of _______ [week] [month[s]]. (Interest Period requested)

Very truly yours,

FIRSTENERGY CORP.

By
Name:
Title:

EXHIBIT C-3
Form of Notice of Prepayment

Bank of America, N.A., as Administrative Agent
for the Lenders party to the Credit Agreement
referred to below

[DATE]

Ladies and Gentlemen:
The undersigned refers to the Term Loan Credit Agreement, dated as of December 6, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders named therein and party thereto from time to time and Bank of America, N.A., as Administrative Agent for the Lenders thereunder, and hereby gives you notice, irrevocably, pursuant to Section 2.09 of the Credit Agreement that the undersigned will prepay Advances:

1.	On __________________________ (a Business Day).

2.	In the amount of $__________________________.

3.	Such Advances to be prepaid are [Alternate Base Rate Advances] [Eurodollar Rate Advances].

4.	If Eurodollar Rate Advances are to be prepaid: such Advances to be prepaid have an Interest Period of _______ [week] [month[s]].

Such prepayment complies with the proviso in Section 2.09 of the Credit Agreement.
Very truly yours,

FIRSTENERGY CORP.

By
Name:
Title:

C-1-2

EXHIBIT D
Form of Opinion of Robert P. Reffner, General Counsel and
Vice President of FirstEnergy Service Company

[LETTERHEAD OF FIRSTENERGY CORP.]

December 6, 2016

To the Banks party to the within-mentioned Credit Agreement
and Bank of America, N.A., as Administrative Agent for the Lenders thereunder

Re:        Credit Agreement, dated as of December 6, 2016

Ladies and Gentlemen:
I am the Vice President and General Counsel of FirstEnergy Service Company, a subsidiary of FirstEnergy Corp., an Ohio corporation (the “Borrower”), in connection with the transactions contemplated by the Term Loan Credit Agreement, dated as of December 6, 2016 (the “Credit Agreement”), among the Borrower, the banks and other financial institutions party thereto and Bank of America, N.A., as Administrative Agent for the Lenders thereunder. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings assigned to them in the Credit Agreement. This letter is being furnished to you pursuant to Section 3.01(a)(v) of the Credit Agreement. The Credit Agreement, the Notes delivered on the date hereof (the “Notes”) and the Fee Letters are sometimes referred to in this letter collectively as the “Loan Documents” and each individually as a “Loan Document.”
For purposes of this letter, I, or persons under my supervision or control, have reviewed executed originals or copies of executed originals of the Credit Agreement, the Fee Letters and each Note delivered on the date hereof. In addition, I, or persons under my supervision or control, have also reviewed the Organizational Documents of the Borrower, resolutions of the Finance Committee of the Board of Directors of the Borrower and originals or copies of such corporate records, agreements and other instruments and such certificates of public officials and of officers of the Borrower, and have satisfied ourselves as to such other matters as I, or persons under my supervision or control, have considered relevant or necessary as a basis for this letter. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures (other than those on behalf of the Borrower) and the legal capacity of all natural persons.

To the Banks party to the within-mentioned Credit Agreement
and Bank of America, N.A., as Administrative Agent for the Lenders thereunder,
December 6, 2016

I have also assumed (a) the due organization, valid existence and good standing under the laws of its jurisdiction of organization of each party (other than the Borrower) to each Loan Document, (b) the corporate or other power and due authorization of each Person not a natural person (other than the Borrower) to execute, deliver and perform its obligations under each Loan Document to which it is a party, (c) the due execution and delivery of each Loan Document by each party thereto (other than the Borrower), and (d) that each Loan Document constitutes the valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms. As to various questions of fact relevant to this letter, I have relied, without independent investigation, upon certificates of public officials, certificates of officers of the Borrower and representations and warranties of the Borrower contained in the Credit Agreement.
I am a member of the Bar of the State of Ohio, and, for purposes of this opinion, I express no opinion herein as to the application or effect of the laws of any jurisdiction other than the laws of the State of Ohio. The phrase “laws of the State of Ohio” and similar phrases refers to the laws of the State of Ohio that are, in my experience, generally applicable to transactions of the type contemplated by the Loan Documents, and specifically exclude (i) laws of any counties, cities, towns, municipalities and special political subdivisions and any agencies thereof; (ii) zoning, land use, building code and construction laws; (iii) any antifraud, environmental, labor, tax, pension, employee benefit, antiterrorism, money laundering, insurance, nuclear regulatory, antitrust, securities, banking or intellectual property laws; and (iv), for the avoidance of doubt, any federal laws of the United States of America, including without limitation, laws of the types listed in clause (iii) above, Federal Reserve Board margin regulations, and any federal law regarding the generation, transmission or sale of energy.
Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that:
1.    The Borrower is a corporation existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to conduct its business and to own or lease, as the case may be, the properties owned or leased by it in such business as described in the Disclosure Documents.
2.    No Governmental Action is or will be required under the laws of the State of Ohio in connection with the execution, delivery or performance by the Borrower of any Loan Document to which it is a party or the consummation by the Borrower of any of the transactions contemplated thereby, other than such Governmental Action as may be required in connection with the performance by the Borrower of the covenants set forth in Sections 5.01(a) and (b) of the Credit Agreement after the date hereof.
3.    The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party or the consummation by the Borrower of the transactions contemplated thereby, and compliance by the Borrower with the provisions thereof, do not and will not (a) violate or result in a default under any of the provisions of the Organizational Documents of the Borrower, (b) violate any Applicable Law of the State of Ohio, (c) violate or result in a default under any of the provisions of any indenture, mortgage, lease or any other agreement or instrument to which the Borrower is a party or by which any of its property is bound, or (d) result in the creation or imposition of any Lien

To the Banks party to the within-mentioned Credit Agreement
and Bank of America, N.A., as Administrative Agent for the Lenders thereunder,
December 6, 2016

upon any property of the Borrower, except in the case of clauses (b), (c) and (d) to the extent such violation or default, or the creation or imposition of any such Lien, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Borrower.
4.    The Credit Agreement, each Note delivered on the date hereof by the Borrower and each Fee Letter to which the Borrower is a party has been authorized by all necessary corporate action of, executed by an officer authorized by the Board of Directors of, and delivered by, the Borrower.
5.    The execution, delivery and performance by the Borrower of each of the Loan Documents to which it is a party are within its corporate powers and do not, and will not, require the consent or approval of the Borrower’s shareholders, other than such consents or approvals as have been obtained, given or accomplished.
Except as disclosed in the Disclosure Documents, to my knowledge there is no litigation or governmental proceeding, pending or threatened before any Ohio court, governmental agency or arbitrator that would reasonably be expected to have a material adverse effect on the Borrower’s ability to perform its obligations under the Loan Documents to which it is a party.
The opinions expressed in this letter are further limited by, and subject to and based on, the following:
A.    No examination has been made of, and no opinion is expressed as to the effect of, any zoning ordinance or permit pertaining to the authority of the Borrower to operate its properties or conduct its business.
B.    I also express no opinion with respect to the following:

i.	the financial condition or solvency of the Borrower;

ii.
the compliance of the Credit Agreement or any other Loan Document or the transactions contemplated thereby with, or the effect of any of the foregoing with respect to, Federal and state securities laws, rules and regulations;

iii.	the compliance of the transactions contemplated by the Loan Documents with any regulations or governmental requirements applicable to any Person other than the Borrower;

iv.	the financial ability of the Borrower or the ability (financial or otherwise) of any other Person to meet its respective obligations under the Loan Documents; and

v.	the conformity of the Loan Documents to any term sheet or commitment letter.

To the Banks party to the within-mentioned Credit Agreement
and Bank of America, N.A., as Administrative Agent for the Lenders thereunder,
December 6, 2016

C.    This letter and the matters addressed herein are as of the date hereof or such earlier date as is specified herein, and I undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Borrower or any other Person or any other circumstance occurring after the date hereof.
D.    I have assumed that no mutual mistake of fact, fraud, dishonesty, forgery, coercion, duress or breach of fiduciary duty exists or will exist with respect to any matters relevant to this letter.
E.    This letter is limited to the matters expressly set forth herein and no opinion is to be inferred or may be implied beyond the opinions expressly set forth herein.
F.    This letter is solely for the benefit of the addressees hereof in connection with the transactions contemplated by the Loan Documents and may not be relied on by the addressees hereof for any other purpose or furnished or quoted to or relied on by any other Person (other than the permitted successors and assigns of such addressees under the Credit Agreement) for any purpose without my prior written consent; provided, however, a copy of this letter may be (i) provided to (a) counsel for the addressees hereof, (b) your auditors and (c) regulatory agencies having jurisdiction over you, and (ii) disclosed to the extent required pursuant to legal process or other requirements of law.

Respectfully submitted,

Robert P. Reffner, Esq.
Vice President and General Counsel
FirstEnergy Service Company

EXHIBIT E
Form of Opinion of Akin Gump Strauss Hauer & Feld LLP

December 6, 2016

To the Lenders party to the within-mentioned Credit Agreement and
Bank of America, N.A., as Administrative Agent for the Lenders thereunder

Re:    Term Loan Credit Agreement, dated as of December 6, 2016

Ladies and Gentlemen:

We have acted as special New York counsel to FirstEnergy Corp., an Ohio corporation (the “Borrower”), in connection with the execution and delivery of the Term Loan Credit Agreement, dated as of December 6, 2016 (the “Credit Agreement”), among the Borrower, the banks party thereto and Bank of America, N.A., as Administrative Agent for the Lenders thereunder. Capitalized terms used but not otherwise defined in this letter shall have the respective meanings assigned to them in the Credit Agreement. This letter is being furnished to you at the request of the Borrower pursuant to Section 3.01(a)(vi) of the Credit Agreement. The Credit Agreement, the Notes issued on the date hereof (the “Notes”) and the Fee Letters are sometimes referred to in this letter collectively as the “Loan Documents” and each individually as a “Loan Document”.
In connection with this letter, we have reviewed executed originals or copies of executed originals of the Credit Agreement, the form of the Notes attached thereto and the Fee Letters. We also have reviewed originals or certified copies of such corporate records of the Borrower and other certificates and documents of officials of the Borrower and certain of its affiliates, public officials and others as we have deemed appropriate for purposes of this letter, and relied upon them to the extent we deem appropriate. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials, certificates of officers of the Borrower, and representations and warranties of the Borrower contained in the Credit Agreement. In addition, we have made no inquiry of the Borrower or any other Person (including Governmental Authorities) regarding any judgments, orders, decrees, franchises, licenses, certificates, registrations, permits or other public records or agreements to which the Borrower is a party other than those described herein, and our knowledge of any such matters is accordingly limited.
We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We also have assumed (i) the due organization, valid existence and good standing under the laws of its jurisdiction of organization of each party to each Loan Document, (ii) the legal capacity of natural persons, (iii) the corporate or other power and due authorization of each Person not a natural person to execute, deliver and

112443667
112461099 v3

To the Lenders party to the within-mentioned Credit Agreement and Bank of America, N.A., as Administrative Agent for the Lenders thereunder
December 6, 2016

perform its obligations under each Loan Document to which it is a party, (iv) the due execution and delivery of each Loan Document by all parties thereto, (v) that each Loan Document constitutes the valid and binding obligation of each party thereto (other than the Borrower), enforceable against such party in accordance with its terms, (vi) that the execution, delivery and performance by each party to the Loan Documents do not, and will not, (a) require the consent or approval of its shareholders, (b) result in a breach or violation of any of the provisions of its Organizational Documents, (c) result in a breach of or constitute a default under any agreement or instrument to which it is a party (other than, with respect to the Borrower, those of the Borrower listed on Schedule I hereto), or (d) result in a violation of any law (other than, in the case of the Borrower, any Included Law (as defined herein)) or any order, judgment or decree of any Governmental Authority applicable to it and (vii) that all required Governmental Action (other than, in the case of the Borrower, under any Included Law) for the execution and delivery by each party to any Loan Document, the performance by it of its obligations thereunder or the consummation by it of any transaction contemplated thereby have been obtained or taken. Notwithstanding any provisions contained in any agreement or instrument listed on Schedule I hereto selecting any law other than the laws of the State of New York as the governing law thereof, we have assumed that each such agreement or instrument is governed by the laws of the State of New York.
Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Credit Agreement constitutes a valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

2.	Each Fee Letter constitutes a valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

3.
Each Note, when properly completed and executed by the Borrower and delivered in exchange for value, will constitute a valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

4.
No Governmental Action is or will be required under any Included Law for the due execution and delivery by the Borrower of each Loan Document or the performance by it of its obligations thereunder, other than such Governmental Action as may be required after the date hereof in connection with the performance by the Borrower of the covenants set forth in Sections 5.01(a) and (b) of the Credit Agreement.

5.
The execution and delivery by the Borrower of each Loan Document do not, and the performance by the Borrower of its obligations under each Loan Document will not, (i) result in a violation of any Included Law or (ii) result in a breach of, constitute a default under, or result in the creation or imposition of any Lien upon any property of the Borrower pursuant to, any agreement or instrument listed on Schedule I hereto.

To the Lenders party to the within-mentioned Credit Agreement and Bank of America, N.A., as Administrative Agent for the Lenders thereunder
December 6, 2016

The opinions set forth herein are qualified in their entirety and subject to the following:
A.    We express no opinion as to the Laws (as defined below) of any jurisdiction other than the Included Laws. We have made no special investigation or review of any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”), other than a review of (i) the Laws of the State of New York, and (ii) the Federal Laws of the United States of America. For purposes of this letter, the term “Included Laws” means the items described in clauses (i) and (ii) of the preceding sentence that are, in our experience, normally applicable to transactions of the type contemplated by the Loan Documents. The term Included Laws specifically excludes (i) Laws of any counties, cities, towns, municipalities and special political subdivisions and any agencies thereof; (ii) zoning, land use, building code and construction Laws; (iii) Federal Reserve Board margin regulations; and (iv) any antifraud, environmental, labor, tax, pension, employee benefit, antiterrorism, money laundering, investment company, insurance, antitrust, securities or intellectual property Laws.
B.    The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally from time to time in effect; (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) principles of commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; and (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution. Although it appears that the requirements of Section 5-1401 of the New York General Obligations Law have been met, we express no opinion on whether the choice of law provision in Section 8.09 of the Credit Agreement, in each Note or in each Fee Letter would raise any issues under the United States constitution or in equity that would affect whether courts in New York would enforce the choice of New York law to govern the Credit Agreement, such Note or such Fee Letter. We also have assumed that the choice of law of the State of New York as the governing law of the Credit Agreement, each Note and each Fee Letter would not result in a violation of an important public policy of another state having greater contacts with the transactions contemplated by the Loan Documents than the State of New York.
C.    The opinions expressed herein are as of the date hereof or such earlier date as is specified herein, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Borrower or any other Person, or any other circumstance occurring after the date hereof. This letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

To the Lenders party to the within-mentioned Credit Agreement and Bank of America, N.A., as Administrative Agent for the Lenders thereunder
December 6, 2016

D.    We have assumed that no fraud, dishonesty, forgery, coercion, duress or breach of fiduciary duty exists or will exist with respect to any of the matters relevant to the opinions expressed in this letter.
E.    We express no opinion as to (i) the compliance of the transactions contemplated by the Loan Documents with any Laws applicable to any Person other than the Borrower; (ii) the financial condition or solvency of the Borrower; (iii) the ability (financial or otherwise) of the Borrower or any other Person to meet its obligations under the Loan Documents; (iv) the compliance of the Loan Documents or the transactions contemplated thereby with, or the effect on any of the opinions expressed herein of, the antifraud provisions of Federal and state securities Laws; (v) the conformity of the Loan Documents to any term sheet or commitment letter; or (vi) any provision of any Loan Document that would, to the extent not permitted by applicable Law, restrict, waive access to or vary legal or equitable remedies or defenses (including, but not limited to, a right to notice of and hearing on matters relating to prejudgment remedies, service of process, proper jurisdiction and venue, forum non conveniens and the right to trial by jury) or the right to collect damages (including, but not limited to, actual, consequential, special, indirect, incidental, exemplary and punitive damages). In addition, we express no opinion as to any breach of or default under any agreement or instrument of the Borrower listed on Schedule I hereto to the extent any such breach or default is determined by reference to any numerical ratio (financial or otherwise), borrowing base calculation, percentage or dollar amount limitation or other financial, accounting or similar calculation or determination.
F.    For purposes of this letter, the phrase “transactions of the type contemplated by the Loan Documents” and similar phrases mean (i) the borrowing of the Advances and (ii) the performance by the Borrower of its obligations under the Loan Documents.
G.    This letter is solely for your benefit, and no other Person (other than your permitted successors and assigns under the Credit Agreement) shall be entitled to rely upon this letter. Without our prior written consent, this letter may not be quoted in whole or in part or otherwise referred to in any document and may not be furnished or otherwise disclosed to or used by any other Person, provided, however, a copy of this letter may be (i) provided to (a) counsel for the addressees hereof, (b) your auditors and (c) regulatory agencies having jurisdiction over you, (ii) included in a closing file relating to the Credit Agreement, and (iii) disclosed to the extent required pursuant to legal process or other requirements of law.
Very truly yours,
AKIN GUMP STRAUSS HAUER & FELD LLP

Schedule I

EXHIBIT F-1
Form of U.S. Tax Compliance Certificate
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement, dated as of December 6, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FirstEnergy Corp. (the “Borrower”), the Lenders party thereto from time to time and Bank of America, N.A., as Administrative Agent.
Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT F-2
Form of U.S. Tax Compliance Certificate
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement, dated as of December 6, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FirstEnergy Corp. (the “Borrower”), the Lenders party thereto from time to time and Bank of America, N.A., as Administrative Agent.
Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT F-3
Form of U.S. Tax Compliance Certificate
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement, dated as of December 6, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FirstEnergy Corp. (the “Borrower”), the Lenders party thereto from time to time and Bank of America, N.A., as Administrative Agent.
Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT F-4
Form of U.S. Tax Compliance Certificate
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement, dated as of December 6, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FirstEnergy Corp. (the “Borrower”), the Lenders party thereto from time to time and Bank of America, N.A., as Administrative Agent.
Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advance(s) (as well as any Note(s) evidencing such Advance(s)), (iii) with respect to each extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W‑8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]